Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 24, 2006

among

WYGEN FUNDING, LIMITED PARTNERSHIP

THE LENDERS PARTIES HERETO,

THE FINANCIAL INSTITUTIONS PARTIES HERETO,

as Liquidity Purchasers

and

CALYON NEW YORK BRANCH,

as Administrative Agent, Bookrunner and Lead Arranger.

TABLE OF CONTENTS

ARTICLE I

DEFINED TERMS

Section 1.01.	Definitions	2
Section 1.02.	Interpretation	23

ARTICLE II

AMOUNT AND TERMS OF CREDIT

ARTICLE III

CHANGE IN CIRCUMSTANCES

ARTICLE IV

FEES; PAYMENTS; REDUCTION OF COMMITMENTS

i

ARTICLE V

CONDITIONS   PRECEDENT

Section 5.01.	Conditions Precedent to Effectiveness of Section 2.01 (a) and (b)	40

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

ARTICLE VII

AFFIRMATIVE   COVENANTS

ARTICLE VIII

NEGATIVE   COVENANTS

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01.	Events of Default	54
Section 9.02.	Default Remedies	57
Section 9.03.	Setoff	57
Section 9.04.	Default Interest	58

ARTICLE X

THE   ADMINISTRATIVE AGENT

ARTICLE XI

GENERAL   PROVISIONS

Section 11.01.	Replacement of Hannover Liquidity Purchasers	63
Section 11.02.	Assignment.	64
Section 11.03.	Amendments and Waivers	66

* SCHEDULES

I	Acquisition Documents
II	List of Permitted Assets
III	Tranche A Lender
IV	Tranche B Lenders
V	Liquidity Purchaser Percentages
VI	Notice Information

* The above schedules have been omitted from this filing, however the Registrant will provide them to the Securities and Exchange Commission upon request.

* EXHIBITS

A-1	Form of Note (Tranche A Note)
A-2	Form of Note (Tranche B Note)
B-1	Form of Notice of Continuation
B-2	Form of Notice of Conversion
C	Lessee's Consent
D	Lease Agreement
E	Agreement for Lease
F	Intercreditor and Security Agreement
G	Lessor Mortgage
H	Lessee Mortgage
I	Collateral Assignment
J	Ground Lease
K	Guaranty
L	Guarantor's Consent
M	Management Agreement
N	Securities Collateral Account Agreement

* The above exhibits have been omitted from this filing, however the Registrant will provide them to the Securities and Exchange Commission upon request.

AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 24, 2006 (this "Agreement") among WYGEN FUNDING, LIMITED PARTNERSHIP, a Delaware limited partnership (the "Company"), the Lenders (as defined below) now or hereafter parties hereto, the Liquidity Purchaser (as defined below), and CALYON NEW YORK BRANCH (successor to Credit Lyonnais New York Branch) ("Calyon"), as administrative agent for such Lenders under this Agreement (in such capacity, the "Administrative Agent") and as bookrunner and lead arranger (in such capacity, the "Lead Arranger").

W I T N E S S E T H:

WHEREAS, the Company is a Delaware limited partnership formed for the purpose of acquiring and constructing certain assets and leasing such assets to Black Hills Wyoming, Inc.;

WHEREAS, the Company, certain parties as Lenders and Liquidity Purchasers, Administrative Agent and Lead Arranger entered into that certain Credit Agreement dated as of July 20, 2001 (as amended by Amendment No. 1 to Credit Agreement, dated as of September 21, 2001, Amendment No. 2 to Credit Agreement, dated as of December 20, 2001 and Amendment No. 3 to Credit Agreement, dated as of July 18, 2003, the "Existing Credit Agreement") pursuant to which, the Lenders agreed to finance such acquisitions and construction through (i) the issuance of Commercial Paper or (ii) the sale of Percentage Interests under the applicable LAPA, under the terms and conditions set forth therein (the "CP Funding Arrangement");

WHEREAS, immediately prior to the execution and delivery of this Agreement, Atlantic (as defined below) has assigned its interests in the Loans (the "Atlantic Loans"), and the assignees (the "Assignee Lenders") and the Company desire that such Loans be funded term loans in lieu of the CP Funding Arrangement; and

WHEREAS, the Company, the Lenders, the Liquidity Purchaser, Administrative Agent and Lead Arranger desire to amend and restate the Existing Credit Agreement, on the terms and conditions set forth herein, including to provide for (i) the termination of all CP Funding Arrangements under the Existing Credit Agreement with respect to the Atlantic Loans, and the replacement of such terminated arrangements with Loans from the Assignee Lenders and (ii) the extension of the Tranche A Maturity Date from June 30, 2006 to June 30, 2008;

NOW, THEREFORE, in consideration of the premises and for other valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, the Company, the Lenders, the Administrative Agent and the Lead

Arranger hereby agree that the Existing Credit Agreement shall be amended and restated as follows:

ARTICLE I

DEFINED TERMS

Section 1.01. Definitions. Each term defined in this Section 1.01, when used in this Agreement, has the meaning indicated below:

“Account Bank” is defined in the preamble of the Securities Collateral Account Agreement.

"Acquisition Certificate" shall mean the "Acquisition Certificate" referred to in Section 4(b) of the Agreement for Lease.

"Acquisition Cost" shall have the meaning set forth in the Agreement for Lease.

"Acquisition Documents" shall mean all documents listed on Schedule I annexed hereto.

"Additional Rent" shall have the meaning set forth in the Lease.

"Administrative Agent-Related Persons" shall mean, as the context may require, (a) Calyon, any successor administrative agent arising under Section 10.09 and the Lead Arranger and (b) each entity that acts as a liquidity agent or in a similar capacity with regard to the Hannover Liquidity Purchasers party to the Hannover LAPA, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

"Adjusted Eurodollar Rate" means the applicable London Interbank Offered Rate, as applicable to any Interest Period and, in the event any Lender is required to maintain reserves against "Eurocurrency Liabilities" under Regulation D, during such period the Adjusted Eurodollar Rate shall mean a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/16th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Eurodollar Reserve Percentage.

"Advance" shall mean an advance of funds by the Company pursuant to Section 4, 5, 6 or 7 of the Agreement for Lease, for the purpose of financing Project Costs through its borrowing of Loans hereunder.

"Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, "control" when used with respect to any Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"AFL Event of Default" shall mean any of the events specified in Section 11.1 of the Agreement for Lease.

"AFL Potential Default" shall mean any event which, but for the lapse of time, or giving of notice, or both, would constitute an AFL Event of Default.

"After Tax Basis" shall mean, with respect to any payment to be received, on a basis such that such payment received shall be supplemented by a further payment or payments to the recipient so that the sum of all such payments shall, after deduction for the net increase in all Taxes (taking into account any related credits or deductions claimed in the same or a prior period for which such Taxes are imposed as determined in good faith by such recipient in its sole discretion) using such ordering and other principles as it shall reasonably determine (without regard to when such Taxes are deemed utilized under the applicable Tax laws) resulting from the receipt (actual or constructive) or accrual of such payments, be equal to the payment otherwise required to be made.

"Aggregate Commitment Amount" shall mean $128,264,140.50, or such lesser amount as provided in Section 4.07 hereof.

"Agreement" shall mean this Credit Agreement.

"Agreement for Lease" shall mean the Agreement for Lease, dated as of July 20, 2001, a copy of which is annexed hereto as Exhibit E, entered into between the Company, as owner, and the Lessee, as agent, pursuant to which the Lessee undertakes to install and construct the Project on the Premises and to lease the Project pursuant to the Lease upon satisfaction of certain conditions set forth therein.

"Applicable Law" shall mean all existing and future applicable laws (including Environmental Requirements), rules, regulations, statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by, any Governmental Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety, the environment, natural resource or land use (including, without limitation, wetlands) and those pertaining to the construction, use, occupancy, zoning or operation of the Project) or affecting either the Company, the Lessee, the Guarantor, the Project or any material interests in any other kind of property or asset, whether real, personal or mixed, or tangible or intangible, of the Company, the Lessee or the Guarantor.

"Applicable Margin" shall mean with respect to any Eurodollar Loan and with respect to any CP Rate Loan, the percentage per annum set forth in their respective columns in the table below based on the Pricing Level in effect on such date:

Applicable Pricing Level	Margin for Eurodollar Loans (in basis points)	Margin for CP Rate Loans (in basis points)
Level I	35.0	35.0
Level II	40.0	40.0
Level III	50.0	50.0
Level IV	62.5	60.0
Level V	75.0	70.0
Level VI	100.0	95.0

"Applicable Payee" shall have the meaning set forth in Section 11.05(b)(1) hereof.

"Applicable Payor" shall have the meaning set forth in Section 11.05(b)(1) hereof.

"Assets" shall mean any and all assets or property of any kind, real or personal, now owned or hereafter acquired by the Company.

"Assignee" shall have the meaning set forth in Section 11.02(a) hereof.

"Assignment Agreement" shall mean an assignment agreement entered into by a Lender and an assignee, in accordance with Section 11.02 hereof, and in substantially the form of Exhibit L hereto.

"Assignment of Leases and Rents" shall mean the assignment of leases and rents under the Lease entered into by the Company and the Collateral Agent on July 20, 2001.

"Atlantic" shall mean Atlantic Asset Securitization Corp., a Delaware corporation.

"Atlantic LAPA" shall mean, collectively, (i) the Tranche A Loan Liquidity Asset Purchase Agreement, dated as of July 20, 2001, as amended and restated as of September 21, 2001 and as further amended and restated as of December 20, 2001, by and among Credit Lyonnais New York Branch, as liquidity purchaser, Credit Lyonnais New York Branch, as liquidity agent, Atlantic, as issuer, and Credit Lyonnais New York Branch, as agent, and (ii) the Tranche B Loan Liquidity Asset Purchase Agreement, dated as of July 20, 2001, as amended and restated as of September 21, 2001 and as further amended and restated as of December 20, 2001, by and among Credit Lyonnais New York Branch, as liquidity purchaser, Credit Lyonnais New York Branch, as liquidity agent, Atlantic, as issuer, and Credit Lyonnais New York Branch, as agent, as each of the same may be further amended, restated or supplemented from time to time.

"Attorney Costs" shall mean and include, without duplication, all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

"Authorized Officer" means any of the Chief Executive Officer, the President, the Chief Financial Officer, any Senior Vice President, any Vice President, the Controller, the Treasurer or any Assistant Treasurer of the Guarantor or the Lessee, as applicable.

"Authorized Investments" shall have the meaning as set forth in the Securities Collateral Account Agreement.

"Balance" shall mean as of any date of determination, with respect to any Lender, an amount equal to the outstanding principal of and all accrued and unpaid interest on its Loans.

"Base Rate" shall mean, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the higher of (a) the rate of interest established for Dollar loans by Calyon at its New York Branch lending office from time to time as its prime rate, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit and (b) the sum of (x) the Federal Funds Effective Rate plus (y) ½ of 1% per annum.

"Base Rate Loans" shall mean a Loan bearing interest at the Base Rate.

"Basic Rent" shall have the meaning set forth in the Lease.

"Borrowing" shall mean the aggregate amount of Loans to be made by the Lenders to the Company pursuant to any one Notice of Borrowing delivered pursuant to the Existing Credit Agreement.

"Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Chicago, Illinois or Wyoming are authorized or required by law to close, except that, when used in connection with a Loan, such day shall also be a day other than a day on which banks engaging in transactions in the commercial paper market in New York, New York are authorized or required by law to close, and except that, when used in connection with the Eurodollar Reserve Percentage, such day shall also be a day on which dealings between banks are carried out in the London interbank market.

"Calyon" shall have the meaning set forth in the Preamble.

"Capital Contributions" shall have the meaning set forth in Section 5.1 of the Limited Partnership Agreement.

"Capitalized Interest" shall have the meaning set forth in Section 2.04 hereof.

"Closing Date" shall mean July 20, 2001.

"Collateral" shall mean the collective reference to the Project and each Asset (and all products and proceeds thereof) now or hereafter encumbered by the lien and security interest created under any of the Security Documents.

"Collateral Account" shall have the meaning set forth in Section 4.05(a) hereof.

"Collateral Agent" shall mean Calyon, in its capacity as collateral agent under the Intercreditor and Security Agreement, the Lessee Mortgage, the Lessor Mortgage, the Collateral Assignment and any other Security Document to which it may be a party from time to time, and any permitted successor or assign.

"Collateral Assignment" shall mean any collateral assignment entered into between the Company and the Collateral Agent substantially in the form of Exhibit J hereto.

"Commercial Paper" shall have the meaning set forth in the Hannover LAPA.

"Commitment" shall mean as to any Lender, its Tranche A Loan Commitment or Tranche B Loan Commitment.

"Commitment Percentage" shall mean, as the context may require with respect to any Lender, (a) the percentage which such Lender's Commitment represents of the Aggregate Commitment Amount or (b) the percentage which such Lender's Tranche A Loan Commitment or Tranche B Loan Commitment represents of all Tranche A Loan Commitments or all Tranche B Loan Commitments, as applicable.

"Completion Amount" shall have the meaning set forth in the Agreement for Lease.

"Completion Date" shall mean the date on which the Final Advance is made.

"Construction Documents" shall have the meaning set forth in the Agreement for Lease.

"CP Rate" for any Interest Period for any CP Rate Loan, to the extent such CP Rate Loans for such Interest Period are funded by issuing Commercial Paper, the per annum rate equivalent to the “weighted average cost” (as defined below) related to the issuance of Commercial Paper that is allocated, in whole or in part, by Hannover to fund or maintain such CP Rate Loans (which may also be allocated in part to the funding of other CP Rate Loans hereunder); provided, however, that, if any component of such rate is a discount rate, in calculating the CP Rate for such CP Rate Loans for such Interest Period, Hannover shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum. As used in this definition, Hannover’s “weighted average cost” shall consist of (w) the actual interest rate (or discount) paid to purchaser’s of Hannover’s Commercial Paper (which rate shall include any fees payable to the Placement Agent (as defined in the Hannover LAPA) for placing such Commercial Paper, and such fee shall not exceed 5 bps), to the extent allocated, in whole or in part, to Hannover’s Commercial Paper, (x) certain documentation and transaction costs associated with the issuance of such Commercial Paper, (y) any incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by Hannover, and (z) other borrowings by Hannover, including borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market (it being understood and agreed that the amount in clause (y) shall not include additional costs incurred as a result of drawing on the Hannover LAPA prior to the maturity of the Commercial Paper to be paid with the proceeds of such drawing).

"CP Rate Loan" shall mean a Loan which bears interest based upon the CP Rate.

"Distribution" shall have the meaning set forth in Section 8.14 hereof.

"Documentation Date" means the date hereof, subject to the satisfaction of the conditions precedent set forth in Section 5.01 hereof.

"Dollars" or "$" shall mean the lawful currency of the United States of America and, in relation to any amount to be loaned or paid hereunder, funds having same day value.

"Easement Premises" shall have the meaning set forth in the Lessor Mortgage.

"Easements" shall have the meaning set forth in the Lease.

"Effective Date" shall have the meaning set forth in Section 5.01.

"Environmental Requirements" shall have the meaning set forth in the Lease.

"EPC Contract" shall have the meaning set forth in the Agreement for Lease.

"Eurodollar Loan" shall mean a Loan bearing interest at the Adjusted Eurodollar Rate.

"Eurodollar Reserve Percentage" shall mean that percentage (expressed as a decimal) which is in effect on any day that a reserve percentage is prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents). The London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

"Event of Default" shall mean each of the events set forth in Section 9.01 hereof.

"Event of Loss" shall have the meaning set forth in the Lease.

"Event of Project Termination" shall have the meaning set forth in the Agreement for Lease.

"Excepted Payments" shall mean all indemnity payments made pursuant to Section 12 of the Agreement for Lease or Section 11 of the Lease and to which the Company (including its Partners), any other Person or any of their respective affiliates, agents, officers, directors or employees is entitled.

"Existing Credit Agreement" shall have the meaning set forth in the recitals hereto.

"Extended Term" shall have the meaning set forth in the Lease.

"EWG" shall have the meaning set forth in the Lease.

"Federal Funds Effective Rate" shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent."

"Fee Agreement" shall have the meaning set forth in Section 4.01(a) hereof.

"Fee Premises" shall have the meaning as set forth in the Lessor Mortgage.

"Final Advance" shall have the meaning set forth in Section 6 of the Agreement for Lease.

"Force Majeure Delay" shall have the meaning set forth in the Agreement for Lease.

"Fuel Supplier" shall mean Wyodak Resources Development Corp.

"Funding Date" shall mean any date on which Loans were made to the Company under the Existing Credit Agreement.

"General Partner" shall mean Wygen Capital, Inc., a Delaware corporation.

"Governmental Action" shall have the meaning set forth in the Agreement for Lease.

"Governmental Authority" shall mean any nation or government, any state, regional, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any court or administrative tribunal), and having jurisdiction over the Project, the Premises, the Company, any Obligor or the Operative Documents, as applicable, except that with respect to Taxes and indemnification obligations to Tax Indemnitees, the term "Governmental Authority" shall not include any such authority of a jurisdiction outside the United States of America.

"Ground Lease" shall mean a ground lease between the Lessee, as lessor, and the Company, as lessee, substantially in the form of Exhibit K hereto.

"Guarantor" shall mean Black Hills Corporation, a South Dakota corporation.

"Guarantor's Consent" shall mean the Guarantor's Consent, dated as of the date hereof, a copy of which is annexed hereto as Exhibit N, entered into between the Guarantor, the Company and the Collateral Agent, pursuant to which the Guarantor consents to the execution and delivery of the Intercreditor and Security Agreement and the other Security Documents and the Company irrevocably directs the Guarantor to make all payments to be made under the Guaranty directly to the Collateral Account.

"Guaranty" shall mean the amended and restated guaranty, dated as of the date hereof, a copy of which is annexed hereto as Exhibit M, pursuant to which the Guarantor guarantees the obligations of the Lessee under the Lease and the Agreement for Lease.

"Hannover" shall mean Hannover Funding Company LLC, a Delaware limited liability company.

"Hannover LAPA" shall mean, collectively, (i) the Tranche A Loan Liquidity Asset Purchase Agreement, dated as of December 20, 2001, by and among the Hannover Liquidity Purchasers from time to time parties thereto, Hannover and Norddeutsche Landesbank Girozentrale, as Administrator and as Liquidity Agent, and (ii) the Tranche B Loan Liquidity Asset Purchase Agreement, dated as of December 20, 2001, by and among the Hannover Liquidity Purchasers from time to time parties thereto,

Hannover and Norddeutsche Landesbank Girozentrale, as Administrator and as Liquidity Agent, as each of the same may be amended, restated or supplemented from time to time.

"Hannover Liquidity Purchasers" shall mean (i) Norddeutsche Landesbank Girozentrale, a bank organized under the laws of Germany and (ii) any other financial institution that may become a party from time to time to the Hannover LAPA.

"Hedge" shall mean a Swap entered into by the Company pursuant to Section 7.10 hereof.

"Indebtedness" shall mean for any Person (i) all indebtedness or other obligations of such Person for borrowed money and all indebtedness of such Person with respect to any other items (other than income taxes payable, accounts payable, deferred taxes and deferred credits) which would, in accordance with generally accepted accounting principles, be classified as a liability on the balance sheet of such Person, (ii) all obligations of such Person to pay the deferred purchase price of property or services, (iii) all obligations of such Person (contingent or otherwise) under reimbursement or similar agreements with respect to the issuance of letters of credit, (iv) all indebtedness or other obligations of such Person under or in respect of any swap, cap, collar or other financial hedging arrangement (including, without limitation, any Hedge), (v) all indebtedness or other obligations of any other Person of the type specified in clause (i), (ii), (iii) or (iv) above, the payment or collection of which such Person has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which such Person is liable, contingently or otherwise, including, without limitation, liable by way of agreement to purchase products or securities, to provide funds for payment, to maintain working capital or other balance sheet conditions or otherwise to assure a creditor against loss, and (vi) all indebtedness or other obligations of any other Person of the type specified in clause (i), (ii), (iii) or (iv) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or in property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or becomes liable for the payment of such indebtedness or obligations.

"Indemnified Liabilities" shall have the meaning set forth in Section 11.05(a) hereof.

"Indemnitee" shall mean each of the Lenders, the Administrative Agent, the Collateral Agent, the Liquidity Agent, the Hannover Liquidity Purchasers, their respective Affiliates and their respective successors, assigns, directors, shareholders, partners, officers, employees and agents.

"Intercreditor and Security Agreement" shall mean the Intercreditor and Security Agreement, substantially in the form of Exhibit F hereto, entered into between the Collateral Agent and the Company.

"Interest Period" shall mean, with respect to any Loan, the period commencing on the applicable Funding Date for such Loan, or, if applicable, the date on which the method of calculating interest on such Loan changes and (a) at any time that the Interest Rate is determined by reference to the CP Rate, ending on the twentieth day in the calendar month that is one month thereafter and each successive period commencing on the last day of the preceding Interest Period and ending on the twentieth day of the calendar month that is one month thereafter, or, in either case, such earlier day in such calendar month as agreed to by Hannover, (b) at any time that the Interest Rate is determined by reference to the Adjusted Eurodollar Rate, ending on the twentieth day in the calendar month that is one, two, three or six months thereafter and each successive period commencing on the day after the last day of the preceding Interest Period and ending on the twentieth day of the calendar month that is one, two, three or six months thereafter, in each case as selected by the Company in a Notice of Continuation, and (c) at any time that the Interest Rate is determined by reference to the Base Rate, continuing indefinitely until such time as the Interest Rate is determined by reference to the Adjusted Eurodollar Rate pursuant to 2.07(c) or the CP Rate pursuant to Section 2.07(a) hereof;

"Interim Agency Agreement" shall mean the Amended and Restated Construction Agency Agreement dated as of August 26, 1999 between the Company and the Lessee, as amended from time to time.

The foregoing provisions relating to Interest Periods are subject to the following:

(i)         if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Loan, the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)          any Interest Period determined by reference to the Adjusted Eurodollar Rate that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the then commencing Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          any Interest Period that would otherwise extend beyond the applicable Maturity Date shall end on the Maturity Date.

"Interest Rate" shall mean:

(a)          with respect to CP Rate Loans, the CP Rate plus the Applicable Margin for CP Rate Loans;

(b)          with respect to Eurodollar Loans, the Adjusted Eurodollar Rate plus the Applicable Margin for Eurodollar Loans; and

(c)	with respect to Base Rate Loans, the Base Rate.

"Land Leasehold Estate" shall mean the leasehold and easement estates granted to the Company in the real property pursuant to the Ground Lease and the Required Easement Agreements.

"Lease" shall mean the Lease Agreement, dated as of July 20, 2001, a copy of which is annexed hereto as Exhibit D, entered into by the Company, as lessor, and the Lessee, as lessee, pursuant to which the Lessee leases or subleases the Project from the Company.

"Lease Event of Default" shall mean any of the events specified in Section 18 of the Lease.

"Lease Potential Event of Default" shall mean any event which, but for the lapse of time, or giving of notice, or both, would constitute a Lease Event of Default.

"Lease Term" shall have the meaning set forth in the Lease.

"Lender" shall mean collectively, the Tranche A Lenders and the Tranche B Lenders, and each other Lender that has become a "Lender" hereunder as provided in Section 11.02(a) hereof.

"Lending Office" shall mean (a) with respect to any Lender, the office specified below its name on the signature page hereof or in an Assignment Agreement executed and delivered by such Lender pursuant to Section 11.02 hereof or (b) subject to the provisions of Section 11.02(b) hereof, such other office or offices as any Lender may designate in writing to the Administrative Agent to be its Lending Office for purposes hereof or any Loan or type of Loan hereunder.

"Lessee" shall mean Black Hills Wyoming, Inc. (formerly known as Black Hills Generation, Inc.), a Wyoming corporation and its permitted successors and assigns, in its capacity as Lessee under the Lease and as agent under the Agreement for Lease.

"Lessee's Consent" shall mean the Lessee's Consent, substantially in the form of Exhibit C hereto, entered into among the Lessee, the Company and the Collateral Agent pursuant to which the Lessee consents to the execution of the Intercreditor and Security Agreement and the Lessor Mortgage, and the Company directs the Lessee to make all payments under the Agreement for Lease and the Lease directly to the Collateral Account.

"Lessee Financing Statements" shall mean the financing statements delivered by the Lessee in connection with the Lease and the Lessee Mortgage.

"Lessee Mortgage" shall mean with respect to the Project, a mortgage, substantially in the form of Exhibit H hereto, pursuant to which the Lessee grants a first priority Lien on the Lessee's interest in the Project to the Company.

"Lessor Financing Statements" shall mean the financing statements delivered by the Company in connection with the Lessor Mortgage and other Security Documents.

"Lessor Mortgage" shall mean with respect to the Project, a mortgage, substantially in the form of Exhibit G hereto, pursuant to which the Company grants a first priority Lien on its interest in the Project and the rents arising therefrom to the Collateral Agent for the benefit of the secured parties referred to therein.

"Lien" shall mean any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

"Limited Partnership Agreement" shall mean the Limited Partnership Agreement of the Company dated as of July 20, 2001, between the General Partner and the limited partners named therein.

"Liquidity Agent" shall mean Norddeutsche Landesbank Girozentrale, in its capacity as Liquidity Agent for the Hannover Liquidity Purchasers under the Hannover LAPA, together with its successors and assigns.

"Loans" shall mean, collectively, the Tranche A Loans and the Tranche B Loans.

"London Interbank Offered Rate" shall mean, as applicable to any Eurodollar Loan, the rate per annum determined by the Administrative Agent on the basis of the offered rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Eurodollar Loan offered for a period comparable to such Interest Period, which rates appear on the Telerate Screen Page 3750 as of 11:00 a.m., London time, two (2) Business Days prior to the first day of each such Interest Period, provided that (i) if more than one such offered rate appears on the Telerate Screen Page 3750, the "London Interbank Offered Rate" will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/16th of 1%) of such offered rates; and (ii) if no such offered rates appear on such page, the "London Interbank Offered Rate" for such Interest Period will be the rate per annum quoted by the Administrative Agent’s London Branch, two (2) Business Days prior to the first day of each such Interest Period, for deposits in Dollars offered to prime banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Eurodollar Loan.

"Loss Payment" shall have the meaning set forth in the Agreement for Lease.

"Majority Lenders" shall mean, at any time, Lenders holding at least fifty-one percent (51%) of the outstanding Loans; provided that in the case of the CP Rate Loans, each Hannover Liquidity Purchaser shall be deemed to hold an interest in all CP Rate Loans calculated using the percentages set forth on Schedule V hereto, as such Schedule may be amended from time to time.

"Management Agreement" shall mean the Management Agreement, a copy of which is annexed as Exhibit M hereto, entered into by the Company and ML Leasing.

"Maturity Date" shall mean the Tranche A Maturity Date or the Tranche B Maturity Date, as applicable.

"Maximum Liquidity Commitment" shall have the meaning given to that term in the Hannover LAPA.

"Memorandum of Lease" shall mean the memorandum of lease between the Company and the Lessee, in form for recording in the office of the Clerk of Campbell County, Wyoming.

"Merrill" shall mean Merrill Lynch & Co., Inc., a Delaware corporation.

"ML Leasing" shall mean ML Leasing Equipment Corp., a Delaware corporation.

"Moody’s" shall mean Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

"Note" shall mean a Tranche A Note or a Tranche B Note.

"Note Register" shall have the meaning set forth in Section 2.09 hereof.

"Notice of Continuation" shall mean an irrevocable notice, substantially in the form of Exhibit B-1 hereto, given to the Administrative Agent by the Company pursuant to Section 2.07(c) hereof.

"Notice of Conversion" shall mean an irrevocable notice, substantially in the form of Exhibit B-2 hereto, given to the Administrative Agent by the Company pursuant to Section 2.07(c) hereof.

"Obligations" shall mean any and all of the debts, obligations and liabilities of the Company provided for or arising under this Agreement or the Operative Documents to which the Company is a party (including, without limitation, the obligation to repay Loans made under this Agreement), whether now existing or hereafter arising, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not from time to time decreased or extinguished and later increased, created or incurred.

"Obligors" shall mean collectively, the Lessee and the Guarantor.

"Operative Documents" shall mean the Lease, the Shortfall Agreement, the Guaranty, the Notes, the Ground Lease, the Securities Collateral Account Agreement, the Fee Agreement, the Hannover LAPA and the Security Documents.

"Other Taxes" shall mean any stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made by the Company hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any Operative Documents.

"Outstanding Loans" shall mean all Loans made by the Lenders pursuant hereto and not repaid by the Company, except Loans to be repaid or prepaid from new Loans being made on the date such Loans are repaid or prepaid.

"Overdue Rate" shall mean, with respect to any Loan, the Interest Rate then in effect for such Loan, plus two percent (2%) per annum, or the highest rate permitted by Applicable Law (if any), whichever is less.

"Partners" shall mean the General Partner and any and all limited partners of the Company.

"Payment Date" shall mean with respect to the Tranche A Loans and Tranche B Loans, (i) if the Interest Rate is determined by reference to the Adjusted Eurodollar Rate or the CP Rate, the Payment Date shall be the last day of each Interest Period, but in no event less often than quarterly; and (ii) if the Interest Rate is determined by reference to the Base Rate, the Payment Date shall be the twentieth (20th) day of each month.

"Payment Default" shall mean (i) an Event of Default resulting from a failure of the Company to pay any amount owing by it under this Agreement (including, without limitation, any amount due upon an acceleration of the Obligations), (ii) an Event of Default resulting from a failure of the Lessee or the Guarantor to pay any amount owing by it under any Operative Document to which it is a party, or (iii) an Event of Default described in clause (f) or (g) of Section 9.01 hereof , or (iv) a Lease Event of Default described in clause (i) or (j) of Section 18 of the Lease.

"Percentage Interest" shall have the meaning set forth in the Hannover LAPA.

"Permit" shall have the meaning set forth in the Agreement for Lease.

"Permitted Assets" shall mean the collective reference to the assets described on Schedule II hereto that the Company is permitted to acquire pursuant to Section 8.11(a)(i) hereof and other assets that the Company is permitted to acquire pursuant to Section 8.11(a)(ii) hereof.

"Permitted Contest" shall have the meaning set forth in Section 16 of the Agreement for Lease and Section 27 of the Lease.

"Permitted Investments" shall have the meaning set forth in Section 8.02 hereof.

"Permitted Liens" shall have the meaning set forth in Section 8.03 hereof.

"Person" shall mean any corporation, natural person, joint venture, partnership, limited liability company, trust, unincorporated association or organization or any Governmental Authority.

"Potential Default" shall mean an event which, with notice or lapse of time or both, would constitute an Event of Default.

"Potential Payment Default" shall mean a Potential Default arising from a failure of the Company or the Lessee to pay any amount owing by it under this Agreement or the Operative Documents to which it is a party, which Potential Default has not yet become an Event of Default due to the effect of a grace period applicable thereto.

"Power Purchasers" shall mean the parties to the Power Purchase Agreements as defined in the Agreement for Lease.

"Premises" shall have the meaning set forth in the Lease.

"Pricing Level" shall mean, as of any date of determination, the highest level (subject to clause (a) below) set forth below that corresponds to the rating issued from time to time by S&P or Moody’s as applicable to the Guarantor’s senior unsecured long-term debt:

Debt Rating
	(S&P)	(Moody’s)
Level I	A- or better	A3 or better
Level II	BBB+	Baa1
Level III	BBB	Baa2
Level IV	BBB-	Baa3
Level V	BB+	Ba1
Level VI	below BB+	below Ba1

For example, if the S&P rating is BBB- and the Moody’s rating is Baa2, Level III shall apply.

For purposes of the foregoing, (a) if the ratings for the Guarantor’s senior unsecured debt by S&P and Moody’s differ by more than one increment, the Pricing Level shall be the Pricing Level that corresponds to the debt rating that is one level below the better rating, (b) if ratings for the Guarantor’s senior unsecured long-term debt shall not be available from both S&P and Moody’s, Level VI shall be deemed applicable, provided however, if the Guarantor does not have a rating from S&P, it shall be deemed to have a rating from S&P that is two rating levels below the applicable rating the

Guarantor has from Moody's (c) if determinative ratings shall change (other than as a result of a change in the rating system used by any applicable Rating Agency) such that a change in Pricing Level would result, such change shall effect a change in Pricing Level as of the day on which it is first announced by the applicable Rating Agency, and any change in the Applicable Margin or Commitment Fee Rate due hereunder shall apply commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, and (d) if the rating system of any of the Rating Agencies shall change prior to the date all Obligations hereunder have been paid and the Commitments canceled, the Guarantor and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system, and pending such amendment, if no Pricing Level is otherwise determinable based upon the foregoing, the Pricing Level in effect immediately prior to such changed rating system shall apply.

"Project" shall have the meaning given to that term in the Lease.

"Project Costs" shall have the meaning set forth in Section 1.1 of the Agreement for Lease.

"Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person, and includes, without limitation, stock, partnership and limited liability company interests owned or held in any other Person by such Person.

"Punchlist" shall have the meaning given to that term in the EPC Contract.

"Purchase Commitment" shall have the meaning set forth in the Hannover LAPA.

"Purchase Date" shall have the meaning set forth in the Hannover LAPA.

"Purchase Termination Date" shall have the meaning set forth in the Hannover LAPA.

"Qualified Financial Institution" shall mean any bank or trust company which (i) is organized under the laws of the United States of America, any state thereof, any other member of the Organization of Economic Cooperation and Development or Japan and has an office in the United States of America and (ii) has capital, surplus and undivided profits of at least $100,000,000.

"Rating Agencies" shall mean S&P and Moody’s.

"Real Estate and Regulatory Documentation Date" shall mean October 23, 2001.

"Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

"Replacement Liquidity Purchaser" shall have the meaning set forth in Section 11.01 hereof.

"Required Easement Agreements" shall have the meaning set forth in Section 7.12.

"Required Payment" shall have the meaning set forth in Section 4.06 hereof.

"S&P" shall mean Standard & Poor’s Ratings Group and any successor thereto that is a nationally recognized rating agency.

“Securities Collateral Account Agreement” means the Securities Collateral Account Agreement, substantially in the form of Exhibit N to this Agreement, to be entered into at the times required pursuant to Section 5.01(l) of this Agreement, among the Account Bank, the Lessee, as grantor, the Company, as borrower, and the Administrative Agent for the benefit of the Tranche A Lenders, as assignee, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

"Security Documents" shall mean, collectively, the Lease, the Agreement for Lease, the Lessee Mortgage, the Lessee Financing Statements, the Memorandum of Lease, the Intercreditor and Security Agreement, the Lessor Mortgage, the Lessor Financing Statements, the Assignment of Leases and Rents, each Collateral Assignment, and all other documents, agreements and instruments executed and delivered in order to establish, preserve, protect and perfect the Lien of the Company or the Administrative Agent in the Collateral.

"Shortfall Agreement" shall mean the letter agreement dated July 20, 2001 between ML Leasing and the Administrative Agent, as assigned to Merrill pursuant to that certain Assignment and Assumption Agreement dated as of September 21, 2005 between ML Leasing and Merrill, pursuant to which Merrill will agree to pay the

Administrative Agent certain amounts pertaining to the Project under the circumstances described therein.

"Sponsor" shall mean any entity that acts as the sponsor of Hannover which is a Lender under this Agreement.

"Subsidiary" of a Person shall mean (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, association, joint venture, limited liability company, trust or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a direct or indirect Subsidiary of the Guarantor.

"Swap" shall mean an interest rate swap agreement pursuant to which the Company has swapped the interest rate payable on one or more Borrowings hereunder into a fixed rate.

"Taxes" shall mean any fees, taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever assessed or imposed by any Governmental Authority (together with any additions to tax, penalty, fine or interest thereon), including, without limitation, (i) real and personal property taxes, including personal property taxes on any property covered by the Lease that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes); (iii) excise taxes; (iv) real estate transfer taxes, conveyance taxes, mortgage taxes, intangible taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are, or are in the nature of, franchise, income, gross receipts, withholding, value added, privilege and doing business taxes, license and registration fees; (vi) payment in lieu of property taxes; and (vii) assessments on the Project, including all assessments for public improvements or benefits (whether or not such improvements are commenced or completed before or after the Completion Date).

"Tax Indemnitee" shall mean the Lenders, the Hannover Liquidity Purchasers, the Liquidity Agent, the Collateral Agent, the Administrative Agent, and their respective Affiliates, successors, assigns, directors, shareholders, partners, officers, employees and agents.

"Termination Date" shall have the meaning given to that term in the Lease.

"Termination Settlement Date" shall have the meaning given to that term in the Agreement for Lease.

"Title Company" shall have the meaning set forth in the Agreement for Lease.

"Title Policy" shall mean an ALTA form of extended coverage policy (1970 version, if available) acceptable to the Administrative Agent for (A) leasehold title insurance, covering the leasehold and easement interests in the Land Leasehold Estate and fee ownership of the improvements in an aggregate amount at least equal to the Aggregate Commitment Amount by the Title Company showing the Company as the holder of the Land Leasehold Estate, together with any necessary easements, rights-of-way or similar property rights and together with such endorsements as are reasonably requested by the Administrative Agent, including an endorsement (or a separate title insurance policy) insuring the Company as a mortgagee under the Lease in the event the Lease is recharacterized as a mortgage, and (B) lender’s title insurance insuring the Lien of the Lessor Mortgage in an aggregate amount equal to the Aggregate Commitment Amount together with such endorsements as are reasonably requested by the Administrative Agent.

"Tranche A Lender" shall mean any Lender holding a Tranche A Loan, as set forth on Schedule III hereto, and any other Person that may from time to time hold a Tranche A Loan.

"Tranche A Loan" shall have the meaning set forth in Section 2.01(a) hereof.

"Tranche A Loan Commitment" shall mean, with respect to any Lender, such Lender’s Commitment in the aggregate principal amount set forth on Schedule III hereof under the heading "Tranche A Loan Commitment", as such Schedule may be amended, supplemented, restated or otherwise modified from time to time.

"Tranche A Maturity Date" shall mean June 30, 2008, as such date may be extended from time to time pursuant to Section 2.11 hereof.

"Tranche A Note" shall have the meaning set forth in Section 2.02(a) hereof.

"Tranche A Percentage" shall mean the percentage set forth on Schedule III hereto as the "Tranche A Percentage."

"Tranche B Lender" shall mean any Lender holding a Tranche B Loan, as set forth on Schedule IV hereto, and any other Person that may from time to time hold a Tranche B Loan.

"Tranche B Loan" shall have the meaning set forth in Section 2.01(b) hereof.

"Tranche B Loan Commitment" shall mean, with respect to any Lender, such Lender’s Commitment in the aggregate principal amount set forth on Schedule IV hereof under the heading "Tranche B Loan Commitment", as such Schedule may be amended, supplemented, and restated or otherwise modified from time to time.

"Tranche B Maturity Date" shall mean June 30, 2008, as such date may be extended from time to time pursuant to Section 2.11 hereof.

"Tranche B Note" shall have the meaning set forth in Section 2.02(b) hereof.

"Tranche B Percentage" shall mean the percentage set forth on Schedule IV hereto as the "Tranche B Percentage."

"Unreimbursed Losses" shall mean any and all losses, Taxes or other liabilities with respect to the transactions contemplated by the Operative Documents incurred by any Indemnitee, which losses, Taxes or other liabilities are not reimbursed by the Obligors pursuant to the provisions of the Operative Documents because of the limitations of EITF 97-10; provided, however, that such term shall exclude any loss, Imposition or other liability that an Obligor is not otherwise expressly required to pay pursuant to the Operative Documents; provided further, that notwithstanding any provisions of the Operative Documents to the contrary, an Obligor’s obligation to later pay or reimburse an Indemnitee for an Unreimbursed Loss shall apply only to the extent that such payment or reimbursement is permitted under applicable accounting standards so that the Lease will qualify as an operating lease for purposes of Lessee’s financial reporting.

"Unused Proceeds" shall have the meaning set forth in Section 2.08(a) hereof.

Section 1.02. Interpretation. 1.  General. In each Operative Document, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)          reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)	reference to any gender includes each other gender;

(iv)         reference to any agreement (including any Operative Document), document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

(v)          reference to any Applicable Law shall mean such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law shall mean that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)         reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit shall mean such Article or Section thereof or Appendix, Schedule or Exhibit thereto;

(vii)       "hereunder", "hereof’", "hereto" and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section or other provision thereof;

(viii)      "including" (and with correlative meaning "include") shall mean including without limiting the generality of any description preceding such term;

(ix)         relative to the determination of any period of time, "from" shall mean "from and including" and "to" shall mean "to but excluding"; and

(x)          with respect to any rights and obligations of the parties under the Operative Documents, all such rights and obligations shall be construed to the extent permitted by Applicable Law.

2.            Computation of Time Periods. For purposes of computation of periods of time under the Operative Documents, the word "from" shall mean "from and including" and the words "to" and "until" each mean "to but excluding."

3.            Accounting Terms and Determinations. Unless otherwise specified in any Operative Document, all terms of an accounting character used therein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Guarantor’s independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Guarantor and its consolidated Subsidiaries delivered to the Lenders and the Liquidity Purchasers (as defined in the Existing Credit Agreement) on or prior to the Closing Date.

4.            Conflict in Operative Documents. If there is any conflict between any Operative Documents, such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, this Agreement shall prevail and control.

5.            Legal Representation of the Parties. The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

6.            Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Document.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

Section 2.01. Commitments. Subject to the terms and conditions hereof,

(a)	Lender Commitments.

(i)           The Tranche A Lenders have made (severally and not jointly and severally) loans (the "Tranche A Loans") to the Company from time to time, which Tranche A Loans are outstanding on the Effective Date in an aggregate amount equal to $111,100,162.92.

(ii)          the Tranche B Lenders have made (severally and not jointly and severally) loans (the "Tranche B Loans") to the Company from time to time, which Tranche B Loans are outstanding on the Effective Date in an aggregate amount equal to $17,163,977.58.

(b)	Hannover Liquidity Purchaser Commitments.

(i)           If Hannover does not fund or maintain all or any portion of its Tranche A Loan with Commercial Paper for any reason, the Liquidity Agent shall give to the Hannover Liquidity Purchasers a notice of a Purchase Date within the time period required under the Hannover LAPA. Upon receipt of such notice from the Administrative Agent with respect to such Tranche A Loan, the Hannover Liquidity Purchaser agrees to purchase and shall purchase Percentage Interests under, and subject to the limitations contained in, the applicable Hannover LAPA sufficient to enable such Tranche A Lender to fund or maintain such Tranche A Loan on the relevant Funding Date.

(ii)          If Hannover does not fund or maintain all or any portion of its Tranche B Loan with Commercial Paper for any reason, the Liquidity Agent shall give to the Hannover Liquidity Purchasers a notice of a Purchase Date within the time period required under the applicable Hannover LAPA. Upon receipt of such notice from the Administrative Agent with respect to such Tranche B Loan, the Hannover Liquidity Purchasers agree to purchase and shall purchase Percentage Interests under, and subject to the limitations contained in, the applicable Hannover LAPA sufficient to enable such Tranche B Lender to fund or maintain such Tranche B Loan on the relevant Funding Date.

(iii)        Any Loan (or portion thereof) funded by Hannover in which a Percentage Interest has been purchased pursuant to a Hannover LAPA shall be maintained as a Eurodollar Loan or Base Rate Loan as determined in accordance with Section 2.07(c) hereof. If a Percentage Interest has been purchased in a Loan, and subsequently, the Percentage Interest is repurchased by Hannover, at the next Payment Date to occur (or, immediately if such Percentage Interest was then being funded as a Base Rate Loan), that particular Loan (or portion thereof) shall be converted to a CP Rate Loan.

Section 2.02. Notes. (a) The Tranche A Loans made by each Tranche A Lender shall be evidenced by a promissory note or notes of the Company, substantially in the form of Exhibit A-1 hereto (each, a "Tranche A Note"), with appropriate insertions as to payee, date and principal amount, payable to the order of the applicable Tranche A Lender and in a principal amount equal to such Lender's Tranche A Loan Commitment as specified in Schedule III hereto. Each Tranche A Lender is hereby authorized to record the date and amount of each Tranche A Loan made by such Lender, each continuation thereof, the date and amount of each payment or prepayment of principal thereof and the length of each Interest Period or any applicable period with respect thereto, on the schedule annexed to and constituting a part of its Tranche A Notes. Any such recordations shall constitute prima facie evidence of the accuracy of the information so recorded; provided, that the failure to make any such recordation or any error in such recordation shall not affect the Company’s obligations hereunder or under such Tranche A Note. Each Tranche A Note shall (i) be dated the date of the Closing Date or as otherwise provided under Section 11.02, (ii) be stated to mature on the Tranche A Maturity Date and (iii) provide for the payment of interest in accordance with this Agreement.

(b)          The Tranche B Loans made by each Tranche B Lender shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit A-2 hereto (each a "Tranche B Note"), with appropriate insertions as to payee, date and principal amount, payable to the order of the applicable Tranche B Lender and in a principal amount equal to such Lender's Tranche B Loan Commitment as specified in Schedule IV hereto. Each Tranche B Lender is hereby authorized to record the date and amount of each Tranche B Loan made by such Lender, each continuation thereof, the date and amount of each payment or prepayment of principal thereof and the length of each Interest Period or any applicable period with respect thereto, on the schedule annexed to and constituting a part of its Tranche B Note. Any such recordations shall constitute prima facie evidence of the accuracy of the information so recorded; provided, that the failure to make any such recordation or any error in such recordation shall not affect the Company's obligations hereunder or under any Tranche B Note. Each Tranche B Note shall (i) be dated the date of the Closing Date or as otherwise provided under Section 11.02, (ii) be stated to mature on the Tranche B Maturity Date and (iii) provide for the payment of interest in accordance with this Agreement.

Section 2.03. [Intentionally Omitted]

Section 2.04. [Intentionally Omitted]

Section 2.05. [Intentionally Omitted]

Section 2.06. Repayment of Principal. The Company shall repay the aggregate unpaid principal amount of the Loans of each Lender on or before the applicable Maturity Date. To the extent any Loan has not been fully repaid by prepayment before the applicable Maturity Date, the Company shall repay the entire remaining outstanding amount of such Loan on the applicable Maturity Date. Without limiting the generality of the foregoing, any amounts paid to the Administrative Agent pursuant to the Shortfall Agreement shall be applied to the repayment of the Loans promptly after receipt thereof.

Section 2.07. Interest on Loans.

(a)          Each Tranche A Loan shall accrue interest during the applicable Interest Period at a rate per annum equal to the then applicable Interest Rate for such type of Tranche A Loans, and each Tranche B Loan shall accrue interest during each Interest Period at a rate per annum equal to the then applicable Interest Rate for such type of Tranche B Loans. If a notice of Purchase Date has been given under a Hannover LAPA with respect to the Loans or any portion thereof, such Loans (or portions thereof) shall cease to be CP Rate Loans on the date of purchase under such Hannover LAPA and shall thereforth be either Eurodollar Loans or Base Rate Loans in accordance with this Agreement until the Administrative Agent gives notice to the Company that such Loans or portions thereof) have been converted into CP Rate Loans. Interest on the unpaid principal amount of each Loan shall accrue and be capitalized on each Payment Date from the date of such Loan until the Effective Date and on the Effective Date. Interest accrued from and after the Effective Date on each Loan shall be payable in arrears on each Payment Date, on the date of any payment or prepayment, in whole or in part, of any Loan, on the Loan so paid or prepaid and on the Maturity Date.

(b)          In the event that a Lender incurs any Unreimbursed Losses, the applicable interest rate shall be adjusted to the extent required to reimburse such Lender for any expenses incurred by it in connection with such Unreimbursed Losses to the extent permitted under applicable accounting standards. The Administrative Agent shall promptly notify the Company and the Lenders of its determination of the interest rate applicable to each Loan and the determination by the Administrative Agent of such interest rate shall be conclusive, absent manifest error. Upon request of the Company, the Administrative Agent shall advise the Company of the applicable Interest Rate in effect as of the date of such request.

(c)          Conversion and Continuation Options. At any time that the Loans (or any portion thereof) are not CP Rate Loans, the Company shall have the right at any time upon prior irrevocable notice to the Administrative Agent (i) not later than 12:00 noon, New York City time, one Business Day prior to conversion, to convert any Eurodollar Loan to a Base Rate Loan, (ii) not later than 10:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any Base Rate Loan into a Eurodollar Loan or to continue any Eurodollar Loan as a Eurodollar Loan for any additional Interest Period and (iii) not later than 10:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Loan to another permissible Interest Period, subject in each case, to the following:

(i)          a Eurodollar Loan may not be converted at a time other than the last day of the Interest Period applicable hereto;

(ii)          any portion of a Loan maturing or required to repaid in less than one month may not be converted into or continued as a Eurodollar Loan;

(iii)          no Eurodollar Loan may be continued as such and no Base Rate Loan may be converted to a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Lenders have determined that such a continuation is not appropriate;

(iv)         any portion of a Eurodollar Loan that cannot be converted into or continued as a Eurodollar Loan by reason of subsections (ii) and (iii) above automatically shall be converted at the end of the Interest Period in effect for such Loan to a Base Rate Loan; and

(v)          on the last day of any Interest Period for Eurodollar Loans, if the Company has failed to give Notice of Conversion or Notice of Continuation as described in this Section 2.07(c) or if such conversion or continuation is not permitted pursuant to subsection (iv) above, such Loans shall be converted to Base Rate Loans on the last day of such then expiring Interest Period.

The Company must deliver a Notice of Continuation as shown in Exhibit B-1 to effect a continuation of any Eurodollar Loan and a Notice of Conversion as shown in Exhibit B-2 to effect a conversion of a Loan from a Eurodollar Loan to a Base Rate Loan and from a Base Rate Loan to a Eurodollar Loan.

Section 2.08. Prepayment. (a) In the event that (i) the Lessee exercises its options to purchase the Project granted in Section 13 of the Lease or Section 18.11 of the Agreement for Lease, (ii) a casualty or condemnation or other Event of Loss has occurred that results in a required purchase of the Project pursuant to Section 15(c) of the Lease, (iii) a casualty or condemnation or other Event of Loss has occurred that results in a required purchase of the Project pursuant to Section 15(b) of the Agreement for Lease, (iv) the Collateral Agent, the Company, or the Lessee is entitled to receive payment of the proceeds of insurance or payments on account of a casualty or a condemnation, or other amounts realized in connection with an Event of Loss that are not required to be expended to repair or restore the Project or to be turned over to the Lessee following the completion of such restoration or repair pursuant to the provisions of the Agreement for Lease or the Lease, as applicable, (v) the Lessee becomes obligated to pay to the Company (or its designee) the Loss Payment at any time prior to the Maturity Date or an amount equal to the Acquisition Cost pursuant to Section 11.4 of the Agreement for Lease, or (vi) either any of the proceeds of the Borrowing made to fund the Completion

Amount have not been spent or irrevocably committed to be spent six (6) months after the Effective Date or there is a drawing under the Retention Letter of Credit (if any) contemplated by the EPC Contract ("Unused Proceeds"), the Company shall prepay the Loans, in the case of a prepayment described in clauses (i), (ii) and (iii), in their entirety, in the case of a prepayment described in clause (iv), an amount equal to the lesser of (x) the proceeds realized upon any such event and (y) the balance of the outstanding Loans and accrued and unpaid interest thereon, in the case of a prepayment described in clause (v), an amount equal to the Loss Payment or the Acquisition Cost, as the case may be, and, in the case of a prepayment described in clause (vi), the amount of the Unused Proceeds. The date of prepayment shall be, in the case of clauses (i) and (ii) above, the date on which the purchase of the Project is to take place pursuant to the Lease or the Agreement for Lease, as the case may be, in the case of clause (iii) above, not later than the Termination Settlement Date, in the case of clause (iv) above, upon receipt of such payment by the Company, in the case of clause (v) above, if the Loss Payment is due, upon the occurrence of an Event of Project Termination and if the Acquisition Cost is due, then pursuant to Section 11.4 of the Agreement for Lease, on demand, and, in the case of clause (vi) above, the fifth Business Day after the expiration of the six month period referred to therein. The Company shall provide prompt written notice to the Administrative Agent (which shall promptly notify the Lenders) of any event that would result in a required prepayment hereunder, and upon delivery of such notice the Company's obligation to prepay the Loans as herein provided shall become irrevocable. All funds received in prepayment of the Loans shall be applied in the priorities set forth in Section 16.4 of the Intercreditor and Security Agreement.

(b)          The Company may, upon not less than four Business Days' irrevocable prior notice to the Administrative Agent, prepay any Borrowing in whole or in part at any time, provided that (i) any partial prepayment of a Borrowing must be in a minimum amount of $1,000,000 or any greater amount which is an integral multiple of $100,000, (ii) each prepayment must be accompanied by the payment of accrued interest on the amount prepaid to the date of prepayment, (iii) each prepayment shall be applied ratably to the Loans comprising such Borrowing and (iv) each prepayment of a Borrowing comprised of Eurodollar Loans must be accompanied by the payment of any additional amount owing under Section 3.05 hereof. In addition, the Company shall have the obligation to prepay Eurodollar Loans as required in Article III hereof.

Section 2.09. Note Register. The Administrative Agent shall keep a register (the "Note Register") in which provisions shall be made for the registration of Notes and the registration of transfers of Notes made by a Lender. Notwithstanding the foregoing, payments and prepayments of principal of Loans shall be applied first to CP Rate Loans, then to Base Rate Loans and, finally, to Eurodollar Loans.

Section 2.10. Pro Rata Treatment. Except to the extent otherwise provided herein or in the Intercreditor and Security Agreement, payment or prepayment of any Loan and each reduction of the Aggregate Commitment Amount shall be allocated pro rata among the Lenders, without priority of one over the other, in accordance with their outstanding Balance.

Section 2.11. Extension of the Tranche A Maturity Date and Tranche B Maturity Date.

(a)          The Company, at the direction of the Lessee, may request up to two (2) extensions of the then current Maturity Date for additional periods of up to sixty (60) months each. Such request shall be in writing and delivered to the Administrative Agent, which shall promptly forward such request to the Lenders and the Hannover Liquidity Purchasers. Such request must be made by the Company not less than one hundred eighty (180) days, nor more than three hundred sixty (360) days, prior to the current Maturity Date. Each Hannover Liquidity Purchaser may grant or deny its consent to any such extension each in its sole discretion by notifying the Company in writing (with a copy to the Lessee) and may condition its consent on adjustment of the Interest Rate and receipt of such financial information, appraisals or other documentation as may be reasonably requested by the Lenders and the Hannover Liquidity Purchasers; provided, however, that any Hannover Liquidity Purchaser that fails to respond to such request within thirty (30) days after its receipt thereof shall be deemed to have denied such request. Upon the Company’s receipt of the written consent of each Hannover Liquidity Purchaser to any requested extension of the then current Maturity Date, the Maturity Date shall automatically be extended to the date requested by the Company.

(b)          In the event any Hannover Liquidity Purchaser fails to consent or respond to any requested extension of the Tranche A Maturity Date or Tranche B Maturity Date, the Company shall be entitled to replace a Hannover Liquidity Purchaser or Purchasers in connection with an extension request hereunder as provided in Section 11.01 hereof.

ARTICLE III

CHANGE IN CIRCUMSTANCES

Section 3.01. [RESERVED]

Section 3.02. Eurodollar Rate Lending Unlawful. Notwithstanding any other provision herein, if the adoption of or any change in any Applicable Law or in the interpretation or application thereof occurring after the Effective Date shall make it unlawful for a Lender (or a Hannover Liquidity Purchaser) to make or maintain Eurodollar Loans (or, in the case of Hannover Liquidity Purchasers, of purchasing Percentage Interests therein) as contemplated by this Agreement (a) such Lender (or Hannover Liquidity Purchaser) shall promptly give written notice of such circumstances to the Company and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender (or Hannover Liquidity Purchaser), hereunder to make Eurodollar Loans (or, in the case of Hannover Liquidity Purchasers, of purchasing Percentage Interests therein) shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender (or Hannover Liquidity Purchaser) shall then have a commitment only to make a Base Rate Loan when a Eurodollar Loan is requested and (c) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of Eurodollar Loans occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Company shall pay to such Lender (or Hannover Liquidity Purchaser) such amounts, if any, as may be required pursuant to Section 3.05. In any such case, interest and principal (if any) shall be payable contemporaneously with the related Eurodollar Loans of the other applicable Lenders.

Section 3.03. Deposits Unavailable. If any of the Lenders (or Hannover Liquidity Purchasers) shall have determined that, with respect to Eurodollar Loans,

(a)          Dollar deposits in the relevant amount and for the relevant Interest Period are not available to such Lender or Hannover Liquidity Purchaser in its relevant market; or

(b)          by reason of circumstances affecting such Lender’s or Hannover Liquidity Purchaser's relevant market, adequate means do not exist for ascertaining the interest rate, as the case may be, applicable to such Lender’s Eurodollar Loans, then, upon notice from such Lender (or Hannover Liquidity Purchaser) to the Company, the Administrative Agent and the other Lenders (i) the obligations of the affected Lenders or Hannover Liquidity Purchasers to make Eurodollar Loans (or, in the case of Hannover Liquidity Purchasers, of purchasing Percentage Interests therein) shall be suspended and (ii) each outstanding Loan shall begin to bear interest at the Base Rate on the last day of the then current Interest Period applicable thereto.

Section 3.04. Increased Costs, etc. (a) If the adoption of or any change in any Applicable Law (including any Applicable Law regarding capital adequacy), any accounting principles, or any change in the interpretation, application, or administration of any of the foregoing, by any central bank or other Governmental Authority charged with the adoption, change, interpretation, application or administration thereof applicable to any Lender (or Hannover Liquidity Purchaser), or compliance by any Lender (or Hannover Liquidity Purchaser) with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Effective Date (or, if later, the date on which such Lender becomes a Lender, or on which such Hannover Liquidity Purchaser becomes a Hannover Liquidity Purchaser):

(i)          shall subject such Lender to any Tax of any kind whatsoever with respect to any Eurodollar Loans made by it or its obligation to make Eurodollar Loans, or shall subject such Hannover Liquidity Purchaser to any Tax of any kind whatsoever with respect to any Eurodollar Loans made by the Tranche A Lender, or the Tranche B Lender, as the case may be, or its obligation to purchase Percentage Interests in Eurodollar Loans, or change the basis of taxation of payments to such Lender or Hannover Liquidity Purchaser in respect thereof (except for changes in Taxes imposed upon the net income and franchise Taxes (imposed in lieu of such net income tax), of such Lender or Hannover Liquidity Purchaser or its applicable lending office, branch, or any affiliate thereof); or

(ii)          shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, assessment, insurance charge, or similar requirement against assets held by, deposits or other liabilities in or for the account of, Loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or Hannover Liquidity Purchaser which is not otherwise included in the determination of the Adjusted Eurodollar Rate hereunder; or

(iii)          shall impose on such Lender or Hannover Liquidity Purchaser any other condition (excluding any Tax of any kind) whatsoever in connection with the Operative Documents;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining Eurodollar Loans (or, in the case of Hannover Liquidity Purchasers, of purchasing Percentage Interests therein), or to reduce any amount receivable hereunder in respect thereof, to reduce such Lender or Hannover Liquidity Purchaser's rate of return on capital as a consequence of its obligations relating hereto, or to require any payment calculated by reference to the amount of loans or interests held or interest received by such Lender or Hannover Liquidity Purchaser, as the case may be, then, in any such case, upon notice to the Company from such Lender or Hannover Liquidity Purchaser, the Company shall pay to such Lender or Hannover Liquidity Purchaser on an After Tax Basis, any additional amounts necessary to compensate such Lender or Hannover Liquidity Purchaser for such increased cost or reduced amount receivable. For the avoidance of doubt, if any change in accounting standards, or the issuance of any pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of Hannover with the assets and liabilities of the Collateral Agent, the Administrative Agent, any Administrative Agent-Related Persons, the Liquidity Agent, any Lender or any Hannover Liquidity Purchaser, such event shall constitute a circumstance on which the affected Lender or Hannover Liquidity Purchaser may base a claim for reimbursement under this Section 3.04. All payments required by this Section 3.04 shall be made by the Company within 10 Business Days after demand by the affected Lender or Hannover Liquidity Purchaser. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to compensate any Lender or Hannover Liquidity Purchaser for any amounts pursuant to this Section 3.04 attributable to a period of time more than 180 days prior to the giving of notice by such Lender or Hannover Liquidity Purchaser of its intention to seek compensation under this Section 3.04. If any Lender or Hannover Liquidity Purchaser becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Company, certifying (x) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender or Hannover Liquidity Purchaser and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this clause submitted by any Lender or Hannover Liquidity Purchaser to the Company shall be conclusive in the absence of manifest error. In determining any such amount, such Lender or Hannover Liquidity Purchaser may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

(b)          Each Lender or Hannover Liquidity Purchaser shall use its reasonable efforts to reduce or eliminate any claim for compensation pursuant to this Section 3.04, including, without limitation, a change within the United States in the office of such Lender or Hannover Liquidity Purchaser at which its obligations related to this Credit Agreement are maintained if such change will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender or Hannover Liquidity Purchaser, be otherwise disadvantageous to it.

Section 3.05. Funding Losses. The Company agrees to indemnify each Lender (and Hannover Liquidity Purchaser) and to hold each Lender (and Hannover Liquidity Purchaser) harmless on an After Tax Basis, from any loss or expense which such Lender (and Hannover Liquidity Purchaser) may sustain or incur (other than through such Person’s own gross negligence or willful misconduct) as a consequence of (a) default by the Company in making a borrowing of, conversion into or continuation of Loans which are Eurodollar Loans or CP Rate Loans after a Notice of Borrowing, Continuation or Conversion has been delivered in accordance with the provisions of this

Agreement, (b) default by the Company in making any prepayment of a Loan which is a Eurodollar Loan or a CP Rate Loan required in accordance with the provisions of this Agreement, (c) the making of a prepayment of Loans which are Eurodollar Loans or CP Rate Loans on a day which is not the last day of an Interest Period with respect thereto or (d) the conversion of a CP Rate Loan or a Eurodollar Loan into a Loan of a different type other than on the last day of an Interest Period. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loan which is a Eurodollar Loan or a CP Rate Loan provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender or Hannover Liquidity Purchaser) which would have accrued to such Lender or Hannover Liquidity Purchaser on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.

Section 3.06. Capital Adequacy. (a) If the adoption of any Applicable Law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or Hannover Liquidity Purchaser with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, in each case made subsequent to the Effective Date (or, if later, the date on which such Lender becomes a Lender or such Hannover Liquidity Purchaser becomes a Hannover Liquidity Purchaser) has or will have the effect of reducing the rate of return on either Lender’s or Hannover Liquidity Purchaser's or their respective parent company’s capital by an amount such Lender or Hannover Liquidity Purchaser deems to be material, as a consequence of its commitments or obligations hereunder to a level below that which such Lender or Hannover Liquidity Purchaser or their respective parent company could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or Hannover Liquidity Purchaser's or their respective parent company’s policies with respect to capital adequacy), then, upon notice from such Lender or Hannover Liquidity Purchaser, the Company shall pay to such Lender or Hannover Liquidity Purchaser such additional amount or amounts as will compensate such Lender and its parent company or Hannover Liquidity Purchaser and its parent company for such reduction (it being understood that such parent company shall not be reimbursed to the extent its Subsidiary Lender or Subsidiary Hannover Liquidity Purchaser is reimbursed by the Company in connection with the same or a similar law, rule, regulation, change, request or directive applicable to such Lender or Hannover Liquidity Purchaser). All payments required by this Section 3.06 shall be made by the Company within 10 Business Days after demand by the affected Lender or Hannover Liquidity Purchaser. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to compensate any Lender or Hannover Liquidity Purchaser for any amounts pursuant to this Section 3.06 attributable to a period of time more than 180 days prior to the giving of notice by such Lender or Hannover Liquidity Purchaser of its intention to seek compensation under this Section 3.06. If any Lender or Hannover Liquidity Purchaser becomes entitled to claim any additional amounts pursuant to this clause, it shall provide prompt notice thereof to the Company certifying (x) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender or Hannover Liquidity Purchaser and a reasonably detailed explanation of the calculation thereof (including the method by which such Lender or Hannover Liquidity Purchaser allocated such amounts to the Company). Such a certificate as to any additional amounts payable pursuant to this clause submitted by such Lender or Hannover Liquidity Purchaser to the Company shall be conclusive in the absence of manifest error; provided, however, that the method by which such Lender or Hannover Liquidity Purchaser allocated such amount to the Company must have been applied in good faith and must have been a method generally used by such Lender or Hannover Liquidity Purchaser for such purpose.

(b)          Each Lender or Hannover Liquidity Purchaser shall use its commercially reasonable efforts to reduce or eliminate any claim for compensation pursuant to this Section 3.06, including, without limitation, a change in the office of such Lender or Hannover Liquidity Purchaser at which its obligations related to the Operative Documents are maintained if such change will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender or Hannover Liquidity Purchaser, be otherwise disadvantageous to it.

Section 3.07. Survival. The agreements and obligations of the Company in this Article III shall survive the termination of this Agreement or any other Operative Document and the payment of the Loans and of all other Obligations and amounts payable hereunder and under the other Operative Documents.

ARTICLE IV

FEES; PAYMENTS;

REDUCTION OF COMMITMENTS

Section 4.01. Fees.

(a)          Fee Agreement. The Company, or the Lessee on behalf of the Company, shall pay to the Administrative Agent for its account the fees set forth in the fee letter between the Lessee and the Administrative Agent dated April 19, 2006 ("Fee Agreement").

Section 4.02. Manner of Payments. Each payment to be made by the Company under this Agreement or the Fee Agreement shall be made by transferring the amount thereof in Dollars to the Administrative Agent not later than 12:00 p.m. (New York City time) on the date on which such payment shall become due. Each such payment shall be made without any setoff, deduction, counterclaim or withholding of any kind. The Administrative Agent shall have the right to determine the order in which amounts paid by the Company to the Administrative Agent are applied to the amounts then due and payable to the Lenders hereunder, regardless of any application designated by the Company. Any payment received after 12:00 p.m. (New York City time) on any Business Day shall be deemed to have been received on the next following Business Day. Each payment received by the Administrative Agent for the account of the Lenders or any of them shall be promptly distributed in like funds as received by the Administrative Agent to the Lenders entitled to share in such payment ratably in accordance with their entitlement thereto.

Section 4.03. Extension of Payments. If any payment under this Agreement shall become due on a day which is not a Business Day, except as otherwise provided with respect to Eurodollar Loans, the due date thereof shall be extended to the next following day which is a Business Day, and such extension shall be taken into account in computing the amount of any interest or fees then due and payable hereunder.

Section 4.04. Computation of Interest and Fees. All interest and fees payable under this Agreement shall be calculated on the basis of a 360-day year for the actual number of days elapsed at all times that the Interest Rate is determined by reference to the Adjusted Eurodollar Rate or CP Rate and, at all other times, on the basis of a 365- (or 366-, as the case may be) day year for the actual number of days elapsed. Any change in the Interest Rate resulting from a change in the Base Rate, the Adjusted Eurodollar Rate or the CP Rate shall become effective as of the opening of business on the day on which such change becomes effective and the Administrative Agent shall give the Company and the Lessee prompt notice of any such change. Each determination of the Interest Rate by the Administrative Agent pursuant to any provision of this Agreement or any other Operative Document shall be binding on the Obligors and the Lenders in the absence of manifest error.

Section 4.05. Collateral Account. (a) The Company shall maintain with the Collateral Agent a special purpose demand deposit account (the "Collateral Account") into which there shall be deposited all amounts payable by the Lessee to the Company (other than Excepted Payments) under the Lease and the Agreement for Lease. For this purpose, the Company shall direct the Lessee to pay all amounts payable to the Company (other than Excepted Payments) under the Lease and the Agreement for Lease, and shall direct the Guarantor to pay all amounts payable to the Company under the Guaranty directly to the Collateral Account. The Company shall also deposit in the Collateral Account all other amounts paid to it from any source whatsoever (other than Excepted Payments), including, without limitation, all amounts paid to it in connection with any sale, condemnation or other disposition of any Asset or in connection with any contribution to capital. The Collateral Agent shall invest funds on deposit in the Collateral Account in Permitted Investments in accordance with the requests of the Company or its designee; provided that in instructing the Collateral Agent to make Permitted Investments, the Company or its designee shall select the maturities of its investments such that no investment shall cause the funds available for application in accordance with clause (b) below to be insufficient to pay any amounts specified therein as and when such amounts become due and payable; and provided, further, that the Collateral Agent will make such Permitted Investments only if the investment certificates, instruments and other documents evidencing the Permitted Investments are held in the Collateral Account or any subaccount maintained therein.

(b)          The Company agrees that the Collateral Account shall at all times be under the sole dominion and control of the Collateral Agent. The Collateral Agent and the Lenders agree that the Collateral Agent will instruct the Administrative Agent to release funds from the Collateral Account, for application in accordance with the Intercreditor and Security Agreement (as and when requested by the Company in the case of clauses (iii), (iv), (vi), (vii) and (x) below). Subject to the terms of the Intercreditor and Security Agreement, such purposes shall be limited to the following: (i) the payment of interest on the outstanding Loans, (ii) the payment of any other amounts owing to the Administrative Agent, the Collateral Agent, the Liquidity Agent, the Hannover Liquidity Purchasers, or the Lenders under this Agreement or the Operative Documents, (iii) the payment of any fees or other amounts which the Company is obligated to pay to ML Leasing, under the Management Agreement, accounting firms or law firms in connection with the transactions contemplated hereby, in each case as billed to the Company by an invoice, (iv) the making of Permitted Investments, (v) the payment of costs incurred for, and in connection with, the purchase and/or construction of assets as permitted by Section 8.11 hereof, provided that such costs constitute part of the Acquisition Cost (as defined in the Agreement for Lease) of such assets or constitute costs and expenses of the Company reimbursable by the Lessee pursuant to the Agreement for Lease and such funds were deposited in the Collateral Account specifically for such purpose, (vi) the payment of such other expenses and obligations of the Company incurred in the ordinary course of its business as the Majority Lenders may approve, such approval not to be unreasonably withheld, provided that such expenses or obligations constitute "Additional Rent" within the meaning of the Lease, (vii) the payment of any amounts owing by the Company to the Lessee under the Agreement for Lease or the Lease, (viii) in the case of insurance proceeds deposited in the Collateral Account, as permitted by Section 4.05(c) hereof and (ix) the payment of Distributions as permitted by Section 8.14 hereof.

(c)          The proceeds of all insurance on Assets payable to the Collateral Agent shall be deposited in a special purpose account of the Company at the Collateral Agent (which account may, at the option of the Collateral Agent, be the Collateral Account or a subaccount thereof) and shall be applied as provided in the Lease or the Agreement for Lease. Pending application pursuant to the Lease or the Agreement for Lease, such proceeds may be invested in Permitted Investments in accordance with the instructions of the Company, provided that any investment certificates, instruments or other documents evidencing such Permitted Investments are held in such special purpose account.

(d)          If an Event of Default has occurred and is continuing, then until all Obligations are paid in full the Collateral Agent may apply funds in the Collateral Account solely to the "Secured Obligations" (as defined in the Intercreditor and Security Agreement).

Section 4.06. Nonreceipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Company prior to the date on which such Lender or the Company is scheduled to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by it hereunder or (in the case of the Company) a payment to the Administrative Agent for the account of one or more of the Lenders hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or the Company (as the case may be) has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available. In addition, the party that failed to make the Required

Payment shall, on demand, pay interest to the Administrative Agent for its own account in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount (i) at the Federal Funds Effective Rate in respect of the first three days of such period and (ii) for each day thereafter at the Federal Funds Effective Rate plus 1% per annum. The obligation to pay interest to the Administrative Agent as provided in the immediately preceding sentence shall, in the case of the Company, be in addition to any obligation to pay default interest in respect of the Required Payment as provided in Section 9.04 hereof.

Section 4.07. [Intentionally Omitted]

Section 4.08. Special Provisions Regarding Purchase Termination Date under the Hannover LAPA. Hannover agrees to provide to the Lessee and the Company written notice of the scheduled Purchase Termination Date under the Hannover LAPA on a day not earlier than one hundred twenty (120) days prior to such date and not later than ninety (90) days prior to such date. Hannover agrees that it shall, promptly upon the request of the Company (which request Hannover shall promptly forward to each of the Hannover Liquidity Purchasers and the Liquidity Agent), which request shall be made on a day not later than sixty (60) days prior to the Purchase Termination Date, request that the period during which funds are available to the Hannover Liquidity Purchasers under the Hannover LAPA be extended from time to time for an additional period as specified in such notice. Hannover agrees that it shall give written notice to the Lessee and the Company of whether such request shall have been granted or denied by the Hannover Liquidity Purchasers under the applicable Hannover LAPA not later than thirty (30) days prior to such Purchase Termination Date.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01. Conditions Precedent to Effectiveness of Section 2.01 (a) and (b). Section 2.01 (a) and (b) of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions have been satisfied to the satisfaction of the Administrative Agent:

(a)          Operative Documents. Each of the Operative Documents shall be in full force and effect, and the Administrative Agent shall have received the Amended and Restated Guaranty duly executed and delivered by the Guarantor and in form and substance satisfactory to it;

(b)          Good Standing Certificate. The Administrative Agent shall have received a certificate from the Secretary of State of Delaware certifying that the Company is in good standing in such state;

(c)          Company Certificates. The Administrative Agent shall have received a certificate from the General Partner certifying that attached thereto are true and complete copies of the Limited Partnership Agreement and the Company's Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware;

(d)          Lessee Certificates. The Administrative Agent shall have received (i) certificate from the Secretary of State of Wyoming dated as of a date not more than ten days prior to the Effective Date certifying that the Lessee is in good standing in such State; (ii) a certificate from the Secretary or an Assistant Secretary of Lessee certifying (A) as to the incumbency and signature of each officer of the Lessee authorized to execute and deliver this Agreement any other related documents to which the Lessee is a party and any certificate to be furnished pursuant thereto, (B) that attached thereto are true and complete copies of the charter and by-laws of the Lessee as in effect on such date and (C) that attached thereto is a true and complete copy of the resolutions of the Lessee authorizing the execution, delivery and performance of this Agreement any other related documents to which the Lessee is a party and the transactions contemplated thereby, together with a certification by another officer of the Lessee as to the incumbency and signature of such Secretary, Assistant Secretary or designated representative, as the case may be; and (iii) a certificate from an appropriate officer of the Lessee certifying that, to the best knowledge of such officer, the representations and warranties contained in Section 2 of the Lease are accurate and complete in all material respects and that no "Event of Default" or "Potential Default" (as defined in the Lease) has occurred and is continuing under the Lease;

(e)          Guarantor Certificates. The Administrative Agent shall have received (i) A certificate from the Secretary of State of South Dakota certifying that the Guarantor is in good standing in such state; (ii) a certificate from the Secretary or an Assistant Secretary of the Guarantor certifying (A) as to the incumbency and signature of the officer of the Guarantor authorized to execute and deliver the Guaranty and any other related documents to which the Guarantor is a party and any certificate to be furnished pursuant thereto, and (B) that attached thereto are true and complete copies of the certificate of incorporation and by-laws of the Guarantor together with a certification by another officer of the Guarantor as to the incumbency and signature of such Secretary or Assistant Secretary, and (iii) a certificate from an appropriate officer of the Guarantor certifying that, to the best knowledge of such officer, the representations and warranties contained in Section 4 of the Guaranty are accurate and complete in all material respects;

(f)	[Intentionally Omitted]

(g)          Filings. The Administrative Agent shall have received evidence that upon recordation of all applicable Security Documents, (i) all filings necessary to perfect the Collateral Agent's security interest in the Collateral in existence on the date hereof have been made and (ii) the Liens perfected by such filings has priority over any other Liens except for Permitted Liens;

(h)          Atlantic LAPA. The Administrative Agent shall have received evidence that the Atlantic LAPA has been terminated;

(i)           Fees. The Lessee and the Company shall have paid to the appropriate parties entitled thereto all fees and expenses agreed to be paid on or before the closing;

(j)           Representations True. The representations and warranties made under Article VI hereof shall be accurate and complete in all material respects with the same force and effect as though made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate and complete in all material respects as of such earlier date;

(k)          No Event of Default. No Event of Default shall have occurred and be continuing, or would result from the making of such Loan;

(l)           No Potential Payment Default. No Potential Payment Default shall have occurred and be continuing; and

(m)         Additional Documents. The Administrative Agent shall have received such other documents, certificates, financial or other information, or opinions as the Administrative Agent or any Lender reasonably may request.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to the Administrative Agent and each Lender that:

Section 6.01. Status. The General Partner is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to carry on its business as presently conducted and to enter into and perform its obligations, under the Limited Partnership Agreement and under each Operative Document to which the Company is or will be a party. The Company (a) is a duly organized and validly existing limited partnership in good standing under the laws of the State of Delaware and (b) has all requisite power and authority to own its properties and conduct its business as presently conducted and to execute and deliver, and to perform its obligations under, this Agreement, the Limited Partnership Agreement and the Operative Documents to which it is a party.

Section 6.02. Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the Operative Documents to which the Company is a party will not (a) violate any existing Applicable Law, rule or regulation or any provision of the General Partner's Certificate of Incorporation or the Company's Certificate of Limited Partnership, (b) conflict with, result in a breach of, or constitute a default under, any terms or provisions of any indenture, mortgage or other agreement or instrument to which the Company is a party or by which it or any of its Assets is bound, or any license, judgment, order or decree of any government, governmental body or court having jurisdiction over the Company or any of its activities or properties or (c) result in, or require the creation or imposition of, any Lien upon or with respect to any properties now or hereafter owned by the Company, except as may be contemplated hereby or thereby.

Section 6.03. Financial Statements. The audited financial statements of the Company furnished to the Lenders on or before the date hereof fairly present the financial position of the Company as of the date thereof. Since the date of such financial statements there has been no material adverse change in the financial condition or business of the Company and no change which would materially impair the ability of the Company to perform its obligations hereunder or under the Operative Documents to which it is a party.

Section 6.04. Litigation. There are no suits, actions or proceedings pending or, to the knowledge of the Company, threatened against or affecting the

Company, which, individually or in the aggregate, could have a material adverse effect on the ability of the Company to perform its obligations hereunder or under any Operative Document to which it is or will be a party. There is no action, suit, proceeding or investigation at law or in equity by or before any Governmental Authority now pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Assets or rights of the Company which, if adversely determined, could reasonably be expected to have a material adverse impact on the financial condition or business of the Company or the rights or remedies of the Collateral Agent or the Lenders hereunder or under the Operative Documents, or materially impair the ability of the Company to perform its obligations hereunder or under the Operative Documents to which it is a party, and there is no action, suit, proceeding or investigation at law or in equity by or before any Governmental Authority now pending or, to the best knowledge of the Company after due inquiry, threatened which questions or could question the validity of this Agreement or any of the other Operative Documents to which the Company is a party.

Section 6.05. Title to Properties; Lien. The Company is the sole owner of and has good title to that portion of the Project located on (i) the Fee Premises and (ii) the Easement Premises free and clear of any Liens, except for Permitted Liens.

Section 6.06. Taxes. The Company has filed all tax returns required to be filed by it. The Company has paid all taxes and other governmental charges due pursuant to such returns or pursuant to any assessment received by the Company, except to the extent any such tax or governmental charge is (i) subject to Permitted Contests or (ii) being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Company in respect of any taxes or other governmental charges are adequate in the aggregate to provide for the liabilities in respect thereof.

Section 6.07. Pension Plans. The Company has not established, and does not maintain, contribute or have liability with respect to, any employee benefit plan that is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended.

Section 6.08. Investment Company Act. The Company is not an "Investment Company", as defined in the Investment Company Act of 1940, as amended.

Section 6.09. Binding Agreement. Each of this Agreement and the other Operative Documents to which the Company is a party have been duly authorized by all necessary action by the Company and duly executed and delivered by the Company. Each of this Agreement and the other Operative Documents to which the Company is a party constitutes a legal, valid and binding obligation of the Company, enforceable according to its terms, subject, as to enforceability, to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 6.10. Authorizations. All authorizations, consents, permits, Governmental Actions, approvals, registrations, filings, exemptions and licenses with or from any Governmental Authority which are necessary for the execution and delivery of this Agreement or any Operative Document to which the Company is a party, or for the performance by the Company of its obligations hereunder or thereunder have been effected and obtained and, so long as may be required for the Company to comply with this Agreement or any Operative Document to which the Company is a party, will remain in full force and effect.

Section 6.11. Indebtedness; Other Agreements. Prior to the date hereof, the Company has not created, assumed or incurred any Indebtedness other than the Indebtedness incurred under the Interim Agency Agreement (which has been terminated as of the Documentation Date) or incurred hereunder or permitted hereby and by the Operative Documents. The Company has not entered into any agreement other than (i) the Interim Agency Agreement (which has been terminated as of the Documentation Date) and the Operative Documents to which it is a party and (ii) agreements incidental to the acquisition and construction of the Project pursuant to and in accordance with the Lease and the Agreement for Lease which do not involve the creation, assumption or incurrence by the Company of any Indebtedness.

Section 6.12. Collateral. (a) The Intercreditor and Security Agreement creates a valid and continuing security interest in the Collateral (as defined in the applicable UCC) now existing and described therein, securing the payment of the Obligations. All action necessary to perfect such security interest has been taken and such security interest has priority over any other Lien on such Collateral, except for Permitted Liens.

(b)	[RESERVED]

(c)          The Lessor Mortgage creates a valid Lien on the Company's interest in the "Land" (as defined therein) and all rent and other amounts payable under the Lease and the Agreement for Lease, in each case securing the payment of the Obligations, the filing of all appropriate Lessor Financing Statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral have been completed, and such Lien has priority over any other Lien on such Collateral, except for Permitted Liens.

(d)          Other than the security interest granted to the Collateral Agent pursuant to the Existing Credit Agreement, this Agreement and the Security Documents,

the Company has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral. The Company has not authorized the filing of and is not aware of any financing statements against the Company that include a description of the Collateral other than any financing statement relating to the security interest granted to the Collateral Agent hereunder or that has been terminated.

(e)          The Collateral Assignment of the Lessee Mortgage creates a valid Lien on the Lessee Mortgage described therein securing the payment of the Obligations, all action necessary to perfect such Lien has been taken and such Lien will have priority over any other Lien on such Lessee Mortgage, except for Permitted Liens.

Section 6.13. Location of Company. On the date hereof, the Company's mailing address (as that term is defined in § 9-516(b)(5) of the Uniform Commercial Code of the State of New York) is at c/o ML Leasing Equipment Corp., Four World Financial Center, New York, NY 10080, and the Company's location is at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, 19801.

Section 6.14. Regulation T, U or X. The Company will not use the proceeds of any Loan in such a manner as to result in a violation of Regulation T, U and X of the Board of Governors of the Federal Reserve System.

Section 6.15. Compliance with Laws. The Company is in compliance with the requirements of all Applicable Laws of any Governmental Authority (including, without limitation, all Environmental Requirements and all applicable laws, rules, regulations and orders relating to environmental protection, the use and disposal of hazardous substances and building and land use), except those (i) the non-compliance with which would not, either singly or in the aggregate, (A) materially adversely affect any Assets, the financial condition or business of the Company or the rights or remedies of the Lenders hereunder or under the Operative Documents, or (B) impair the ability of the Company to perform its obligations hereunder or under the Operative Documents to which it is a party, or (ii) the compliance with which (A) the Company is contesting in good faith by appropriate proceedings, or (B) is the responsibility of the Lessee under the Agreement for Lease or the Lease.

Section 6.16. Use of Proceeds. No part of the proceeds of any Borrowing requested hereunder will be used to pay, in whole or in part, any Distribution, except as contemplated by the proviso to the last sentence of Section 8.14 hereof.

Section 6.17. Survival. The foregoing representations and warranties of the Company in this Article VI shall survive the execution and delivery of this

Agreement, the consummation of the transactions contemplated hereby and the Effective Date.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Company hereby covenants and agrees that until the Obligations have been paid and performed in full and this Agreement shall have terminated:

Section 7.01. Payment of Taxes. The Company will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or properties, prior to the date on which penalties attach thereto, except to the extent that (i) any such tax, assessment, charge or levy is being contested in good faith by appropriate proceedings and for which adequate reserves have been established by the Company or (ii) such tax, assessment, charge or levy is required to be paid or discharged by the Lessee under the Agreement for Lease or the Lease, in which case the Company will use its best efforts to cause the Lessee to comply with the Agreement for Lease and the Lease.

Section 7.02. Keeping of Books and Records, Inspection. The Company will maintain a system of accounting used for federal income tax purposes. Upon reasonable notice from the Administrative Agent or any Lender, the Company will permit the Administrative Agent or such Lender or their representatives to have access to and examine and inspect the books and records and properties of the Company and confer with the officers of the Company, the General Partner and its agents, employees and accountants at any reasonable time and from time to time.

Section 7.03. Notice of Certain Events. The Company will promptly upon obtaining knowledge thereof and in any event not more than three Business Days after obtaining knowledge thereof notify the Administrative Agent and the Lessee of (a) the occurrence of any Event of Default of which it has knowledge, (b) the occurrence of any Potential Default of which it has knowledge or (c) the commencement of any litigation or governmental proceeding affecting the Company or any of its Assets which, if adversely determined, could have a material adverse effect on the financial condition or business of the Company or the rights or remedies of the Collateral Agent or the Lenders hereunder or under the Operative Documents, or which could impair the ability of the Company to perform its obligations hereunder or under the Operative Documents to which it is a party. The Administrative Agent will promptly forward a copy of each notice received by it pursuant to this Section 7.03 to each Lender.

Section 7.04. Financial Statements and Other Information. The Company or the Lessee, as applicable, will deliver to the Administrative Agent (with sufficient copies for each Lender):

(a)          as soon as available and in any event within 120 days after the end of each of its fiscal years, (i) an audited balance sheet of the Company at the end of such year and audited statements of income and retained earnings and statements of cash flows of the Company for such year, setting forth in each (other than its first) fiscal year in comparative form the figures for the previous year, and (ii) an audited balance sheet of the Lessee at the end of such year and audited statements of income and retained earnings and statements of cash flows of the Lessee for such year, setting forth in each (other than its first) fiscal year in comparative form the figures for the previous year, in each case with a report thereon satisfactory to the Majority Lenders by Deloitte & Touche or other nationally recognized independent certified public accountants;

(b)          simultaneously with the delivery of each set of financial statements referred to in clause (a) of this Section 7.04, a certificate of the Company stating whether there exists on the date of such certificate any Event of Default or Potential Default, and if any Event of Default or Potential Default exists, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

(c)          promptly upon receipt thereof by the Company, a copy of each notice, document or written communication to the Company from, or given by the Company to, the Lessee or the Guarantor pursuant to the requirements of the Agreement for Lease, the Lease or the Guaranty, as the case may be; and

(d)          from time to time, such additional information regarding the financial condition or business of the Company as the Administrative Agent or any Lender may through the Administrative Agent reasonably request.

Section 7.05. Use of Proceeds. The Company will use the proceeds of the Loans only for the purposes enumerated in Section 4.05(b) hereof.

Section 7.06. Compliance with Other Agreements. The Company will perform and observe all of its agreements and covenants in the Agreement for Lease and the Lease. The Company will enforce the Agreement for Lease, the Lease and the other Operative Documents to which the Company is a party in accordance with their respective terms and will, no later than three Business Days after any request therefor by the Administrative Agent or the Majority Lenders (or earlier if necessary to avoid a Potential Default or Event of Default hereunder), exercise such rights, powers and remedies thereunder as the Administrative Agent or the Majority Lenders may request.

In exercising any rights under the Agreement for Lease, the Lease, or the other Operative Documents, the Company will not take any action not directed to be taken in accordance with the preceding sentence that would adversely affect the rights of the Administrative Agent-Related Persons, the Lenders or the Hannover Liquidity Purchasers, provided that the Company may, without the consent of the Administrative Agent or the Majority Lenders, seek indemnification from the Lessee under Section 12 of the Agreement for Lease or Section 11 of the Lease.

Section 7.07. Preservation of Existence. The Company will preserve and maintain its existence, rights, franchises and privileges, except such rights, franchises and privileges which are not material to both (i) the performance of its obligations under this Agreement and the Operative Documents to which it is a party and (ii) the conduct of its business as presently or proposed to be conducted.

Section 7.08. Compliance with Laws. The Company will comply with the requirements of all Applicable Laws (including, without limitation, all Environmental Requirements and all applicable laws, rules regulations, and orders relating to building and land use), of any Governmental Authority, non-compliance with which would, singly or in the aggregate, materially adversely affect any Assets, the financial condition or business of the Company or the rights or remedies of the Lenders hereunder or under the Operative Documents, or which would impair the ability of the Company to perform its obligations hereunder or under the Operative Documents to which it is a party, unless (i) the same shall be contested by the Company in good faith and by appropriate proceedings or (ii) compliance with such Applicable Laws (including, without limitation, all Environmental Requirements and all applicable laws, rules, regulations and orders relating to building and land use) is the responsibility of the Lessee under the Lease or the Agreement for Lease, in which case the Company will use its best efforts to cause the Lessee to comply with the Lease and the Agreement for Lease.

Section 7.09. Use of Certain Lease Payment. The Company will, as promptly as practicable, use all of (a) the proceeds of any sale of the Project corresponding to Acquisition Cost, and (b) the proceeds-payable to the Company, of any loss, destruction, taking or other circumstances referred to in Sections 15(c) and 16(a) of the Lease corresponding to Adjusted Acquisition Cost, for the repayment or prepayment of Loans. Pending the use of such amounts for such purposes, the Company may make Permitted Investments with such amounts.

Section 7.10. Risk Management. The Company may enter into one or more Hedges solely for the purpose of hedging its interest rate risk with respect to Borrowings hereunder; provided that (a) if the aggregate notional amount of all Hedges at any time exceeds the aggregate principal amount of all outstanding Borrowings, then if and to the extent that any of such hedges consist of Swaps, the Company will reduce the notional amount of such Swaps by an amount equal to the lesser of (i) such excess or (ii) the notional amount of all Swaps then in effect, and (b) the terms and conditions of, and the counterparties party to, each Hedge entered into by the Company will be in form and substance reasonably satisfactory to the Administrative Agent.

Section 7.11. Lease Term. The Company will ensure that the Lease Term (as defined in the Lease) of the Project subject to the Lease does not exceed the economic useful life of such Project as reasonably determined by the Company at the time such Project becomes subject to the Lease.

Section 7.12. Real Estate and Regulatory Documentation Date Deliveries. On or before the Real Estate and Regulatory Documentation Date, the Company will deliver the following to the Administrative Agent, in form and substance satisfactory to the Administrative Agent:

(a)          Easements. Any blanket easements contained in the Easement Agreement (as defined in the Agreement for Lease) shall be specifically located, and all easement agreements for the benefit of the Company as are necessary for the construction and operation of the Project over lands adjacent to the Premises, including, without limitation, easements for access to a public road, gas lines, transmission lines, water service, sewer service, coal storage and delivery of coal by conveyors (the "Required Easement Agreements"), together with collateral assignments of such Required Easement Agreements in favor of the Administrative Agent;

(b)          Subordination Agreements. Subordination and/or non-disturbance agreements from any lienholders of the lands encumbered by the Required Easement Agreements, in recordable form;

(c)          Survey. An American Land Title Association 1999 Class A Survey of the Premises and the lands encumbered by the Required Easement Agreements, certified to the Administrative Agent, the Lenders, the Company and the Title Company;

(d)          Title Insurance. An endorsement to the Title Policy for the Premises deleting any Survey exception, adding the lands encumbered by the Required Easement Agreements and containing no additional exceptions not acceptable to the Administrative Agent, subject only to Permitted Liens;

(e)          Amended Lessor Mortgage, Assignment of Leases and Rents and Lessor Financing Statements. The Administrative Agent shall have received amendments reasonably requested by the Administrative Agent, to the Lessor Mortgage, the Assignment of Leases and Rents and the Lessor Financing Statements reflecting the addition of the Required Easement Agreements;

(f)           Amended Lease, Agreement for Lease, Memorandum of Lease, Lessee Mortgage and Lessee Financing Statements. The Administrative Agent shall have received amendments reasonably requested by the Administrative Agent, to the Lease, Agreement for Lease, Memorandum of Lease, Lessee Mortgage and Lessee Financing Statements reflecting the addition of the Required Easement Agreements;

(g)          Amended Project Contracts. All Project Contracts necessary for the operation and maintenance of the Project, including, without limitation, an agreement for interconnection service and a services and facilities agreement with any neighboring power plants shall be available to the Project on commercially reasonable terms and copies thereof shall have been delivered to the Administrative Agent upon reasonable request; and

(h)          Approval of EWG Status. The Company shall have received approval from the appropriate Governmental Authority of its application for EWG status and evidence of such approval shall be delivered to the Administrative Agent, or the Company shall represent and warrant that it has not received, nor is aware or has any knowledge of, any objections to its application for EWG status as of the Real Estate and Regulatory Documentation Date.

ARTICLE VIII

NEGATIVE COVENANTS

The Company hereby covenants and agrees that without the prior written consent of all of the Majority Lenders, until the Obligations have been paid and performed in full and this Agreement shall have terminated:

Section 8.01. Change in Nature of Business. The Company will not (a) enter into any business other than the business of (i) acquiring the Premises and constructing the Project and leasing same to the Lessee pursuant to the Agreement for Lease and the Lease and (ii) acquiring assets and leasing such assets to lessees having an unsecured credit rating of A or better by Standard & Poor's Ratings Group and A2 or better by Moody's Investor Services, Inc. on the date of any such lease; provided such lease is a triple net lease substantially in the form of the Lease, or (b) become a party to any agreement other than this Agreement and the Operative Documents to which it is a party, the other agreements referred to in Section 6.11 hereof and any other agreements specifically contemplated by this Agreement (including subsection 8.01(a)(ii) hereof) and the Operative Documents.

Section 8.02. Investments. The Company will not make any loans or investments or purchase any securities with funds on deposit in the Collateral Account, except direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or any agency thereof, in either case maturing not more than 90 days from the date of acquisition thereof, and interest-bearing time deposits at the Administrative Agent ("Permitted Investments") so long as the ability to make payments under Section 4.05 is not impaired. All earnings on Permitted Investments shall be credited to the Collateral Account upon receipt thereof by the Administrative Agent.

Section 8.03. Liens. The Company will not create, incur, assume or permit to exist any Lien upon the Project or any of the Collateral, other than the following Permitted Liens: (a) Liens for taxes, assessments, charges or other governmental levies not delinquent or which are being contested in good faith by appropriate proceedings; (b) mechanics', worker's, materialmen's, operators', carriers', or other like Liens arising in the ordinary and normal course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings; (c) Liens created by the Security Documents; (d) Permitted Liens as defined in the Agreement for Lease or the Lease and Liens, the existence of which does not constitute an Event of Default (as such term is defined in the Agreement for Lease or the Lease); and (e) Liens not created by the Company or the Lessee which are promptly contested in good faith and by appropriate proceedings and which are discharged or bonded to the satisfaction of the Company within 30 days after notice thereof to the Company.

Section 8.04. Other Indebtedness. The Company will not create, assume, incur, suffer to exist or otherwise become or remain liable in respect of any Indebtedness other than the Loans and other Obligations.

Section 8.05. Consolidations, Mergers, etc. The Company will not merge with or into, or consolidate with, any other Person.

Section 8.06. Sales of Assets. The Company will not sell, transfer, liquidate or otherwise dispose of the Project or any of the Collateral except that (a) the Project may be leased, transferred or otherwise disposed of as contemplated by the Lease or the Agreement for Lease, provided the proceeds thereof are paid directly to the

Collateral Account and (b) other assets permitted to be acquired and leased by the Company pursuant to Sections 8.01(a)(ii) and 8.11(a) hereof may be leased, transferred and disposed of in accordance with the terms of the lease and related documents required to be entered into in connection therewith.

Section 8.07. Pension Plans. The Company will not establish or become party to any employee benefit plan of the type referred to in Section 6.07 hereof.

Section 8.08. Location of Company. The Company will not maintain its principal place of business and chief executive office at any place other than the place specified in Section 6.13 hereof unless it shall have given the Administrative Agent not less than 10 days' prior written notice of such change of location.

Section 8.09. Change of Manager. The Company will not permit anyone other than ML Leasing or an Affiliate thereof to provide the services to be provided to the Company under the Management Agreement.

Section 8.10. Amendments, etc. Except as provided in Section 11.03 hereof, the Company (a) will not terminate, amend or modify any provisions of, or give any consent, grant any waiver or extension or exercise any remedy under, any Operative Documents or the Construction Documents, provided that the Company may without the consent of the Lenders (but upon prompt notice to the Administrative Agent) seek indemnification from the Lessee under the Lease and the Agreement for Lease and permit modifications to the Construction Documents in accordance with the terms of the Agreement for Lease and (b) will not terminate, amend or modify any material provisions of the Limited Partnership Agreement, except to provide for (i) the admission of additional limited partners to the Company, (ii) the sale by the limited partners of the Company of their limited partnership interests in the Company or (iii) administrative changes that could not adversely affect the interests of any Lender, provided that the Company shall provide prompt written notice to the Administrative Agent of any such administrative change.

Section 8.11. Acquisition of Assets. (a) The Company will not acquire any Assets other than (i) Assets to be acquired and constructed pursuant to the Agreement for Lease and Construction Documents (as defined in the Agreement for Lease) which are described on Schedule II hereto, (ii) with respect to Assets to be acquired and leased as permitted by Section 8.01(a)(ii) hereof, real property assets and items of personal property related thereto substantially similar to the Permitted Assets and (iii) Permitted Investments.

(b)          The Company will not acquire any Asset subject to the Lease, or finance or refinance the acquisition of any such Asset, unless the Lessee and the

Company shall have executed a mortgage with respect to such Asset and a copy thereof shall have been delivered to the Administrative Agent.

Section 8.12. Total Outstanding. The Company will not permit the sum of the aggregate principal amount of all Outstanding Loans to exceed the sum of (x) 97% of the aggregate Acquisition Cost (as defined in the Agreement for Lease) of all Assets then subject to the Agreement for Lease and (y) the amount then on deposit in the Collateral Account.

Section 8.13. Advances under the Agreement for Lease. The Company will not make an Advance under the Agreement for Lease unless the conditions precedent to such Advance have been satisfied or waived with the approval of the Administrative Agent.

Section 8.14. Distributions. The Company will not make any distributions or return of capital of any kind to any of the Partners or pay any fees to the General Partner (each a "Distribution") if at the time or after giving effect to the proposed Distribution, a Payment Default shall have occurred and is continuing. Notwithstanding anything to the contrary contained herein or in any Operative Documents, no return of any capital to the Partners shall be made at any time unless the Notes, and all the amounts due the Lenders hereunder, have been paid in full; provided, however, that in connection with the making of the Final Advance under the Agreement for Lease, the Company may use the proceeds of the Borrowing made in connection therewith to return capital to the Partners such that after giving effect thereto the Capital Contributions of the Partners shall be equal to 3.6% of the Acquisition Cost.

Section 8.15. Partners' Equity. The Company will not permit the aggregate funded amount of the Partners' total commitments to be less than 3.0% of the Company's total capitalization at any time, all as determined in accordance with generally accepted accounting principles.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01. Events of Default. If any one or more of the following events (an "Event of Default") shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, shall be entitled to exercise the remedies set forth in Section 9.02 hereof:

(a)          Any representation or warranty made or deemed made by the Company in this Agreement or the Operative Documents to which it is a party, or any certificate, financial statement or other document delivered pursuant hereto or thereto shall not be accurate and complete in any material respect on any date as of which made or deemed made; or

(b)          Failure of the Company to pay (i) the principal of any Loan within 5 Business Days of the date when due, (ii) any interest or fee payable hereunder or under the Fee Agreement within five (5) Business Days of the date when due or (iii) any other amount payable hereunder or under any Operative Document to which the Company is a party if the failure to pay such other amount continues for ten (10) Business Days after receipt of notice thereof; or

(c)          Default in the performance or observance of any covenant or obligation contained in Section 7.03 (other than 7.03(c)), 7.05, 7.06 (with respect to the last sentence thereof only), 7.07, 7.08, 7.09, 7.11 or in Article VIII hereof; or

(d)          Default in the performance or observance of any other covenant or obligation of the Company pursuant to this Agreement or any other Operative Document to which it is a party and the continuance of such default for 45 days after written notice from the Administrative Agent; or

(e)          The Company shall default in the payment when due of any principal of or premium (if any) or interest on any Indebtedness (other than Indebtedness owing to the Lenders under this Agreement) and such default shall continue beyond any applicable grace period, or shall fail to observe or perform any terms of any instrument pursuant to which any such Indebtedness was created or of any mortgage, indenture or other agreement relating thereto if the effect of such failure is to cause or permit the acceleration of such Indebtedness and such failure shall not have been waived pursuant thereto; or

(f)           The entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs in any involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or the commencement against the Company of an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, and the continuance of any such case unstayed and in effect for a period of sixty (60) consecutive days; or

(g)          The commencement by the Company of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of a general assignment for the benefit of creditors, or the failure of the Company generally to pay its debts as such debts become due or the taking of any action in furtherance of any of the foregoing; or

(h)	A Lease Event of Default shall occur and be continuing; or

(i)           Any of the Collateral shall be attached for execution or become subject to the order of any court or any other process for execution and attachment and such attachment, order or process shall remain in effect and undischarged for thirty (30) days; or

(j)           One or more judgments for the payment of money with respect to which the Company is not indemnified or insured under the Lease or the Agreement for Lease shall be rendered against the Company in an aggregate amount in excess of $10,000 and the same shall remain undischarged for a period of forty five (45) days during which execution of such judgment shall not be effectively stayed; or

(k)          The Lease, the Guaranty, the Ground Lease, the Lessor Mortgage, the Intercreditor and Security Agreement, the Lessee Mortgage, the Assignment of Leases and Rents or the Collateral Assignment shall cease to be in full force and effect; or

(l)           The representations contained in Section 6.12 hereof shall at any time become untrue; or

(m)         The Collateral Account shall be attached for any reason or payments therefrom shall be subject to a temporary, preliminary or permanent injunction or restraining order (except to the limited extent permitted pursuant to clause (f) of this Section 9.01); or

(n)          Any representation or warranty made or deemed made by the Guarantor in the Guaranty, any Operative Document to which it is a party, or any certificate or other document delivered pursuant thereto shall not be accurate and complete in any material respect on any date as of which it is made or deemed made; or

(o)          The Guarantor shall fail to perform or observe any agreement or covenant contained in the Guaranty; or

(p)          An "early termination date" (as defined in any Swap) shall occur under such Swap.

Section 9.02. Default Remedies. If any Event of Default shall occur and be continuing, then and in every such event, and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders shall, by written notice to the Company and each Lender, take one or more of the following actions: (a) reduce the Commitments to zero and (b) declare the Obligations to be forthwith due and payable, whereupon the Obligations shall become forthwith due and payable both as to principal and interest together with all other amounts payable by the Company under this Agreement which may be due or accrued and unpaid, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived; provided, however, that if any Event of Default set forth in paragraph (f) or (g) of Section 9.01 hereof shall occur with respect to the Company, then without any notice to the Company or any other act by the Administrative Agent or any other Person (i) the Commitments shall be immediately reduced to zero, and (ii) the Obligations shall become forthwith due and payable, all without presentment, demand, protest or notice of any kind, all of which are expressly waived. In the event the Obligations shall become due and payable, the Administrative Agent and the Collateral Agent may enforce their rights hereunder, under the Operative Documents and under any other instrument or agreement delivered in connection herewith or therewith and take any other action to which it is entitled hereunder, thereunder, or by law, whether for the specific performance of any covenant or agreement contained in this Agreement, in any such instrument or agreement or to enforce payment as provided herein, therein, or by law.

Section 9.03. Setoff. (a) The Administrative Agent and each Lender is hereby authorized at any time and from time to time, upon the occurrence and during the continuance of any Event of Default, without prior notice to the Company, to the fullest extent permitted by law, to set off and apply any and all balances, credits, deposits (general or special time or demand, provisional or final), accounts or monies at any time held and other indebtedness at any time owing by the Administrative Agent or any Lender at any of its branches or affiliates to or for the account of the Company against any and all of the amounts owing by the Company under this Agreement or the Operative Documents to which it is a party, whether or not the Administrative Agent or any Lender shall have made any demand hereunder or thereunder. The rights of the Administrative Agent and each Lender under this Section 9.03 are in addition to, and do not derogate from or impair, other rights and remedies (including, without limitation, other rights of setoff) which any of them may have.

(b)          Each Lender agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Tranche A Note or Tranche B Note held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of its principal and interest due with respect to any Tranche A Note or Tranche B Note, respectively, held by such other Lender, the Lender receiving such proportionately greater payment shall purchase participations in the Tranche A Notes or Tranche B Notes, as the case may be, held by the other Lenders and such other adjustments shall be made as may be required so that all such payments with respect to the principal and interest with respect to the Notes held by the Lenders shall be shared by the Lenders pro rata. The Company agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of setoff or counterclaims and other collection rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Company in the amount of such participation.

Section 9.04. Default Interest. Notwithstanding any other provision of this Agreement to the contrary, if the Company shall fail to pay when due any amount owing to the Administrative Agent or any Lender under this Agreement or under the Fee Agreement, then to the extent permitted by law the Company will pay to the Administrative Agent or such Lender, as the case may be, on demand interest on the amount in default from the date such payment became due until payment in full at a rate equal to the Overdue Rate.

ARTICLE X

THE ADMINISTRATIVE AGENT

Section 10.01. Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 10.09) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the Operative Documents and to exercise such powers and perform such duties as are expressly delegated to it herein or therein, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in the Operative Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Operative Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "administrative agent" in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 10.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or the Operative Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

Section 10.03. Liability of Administrative Agent. None of the Administrative Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the Operative Documents or the transactions contemplated hereby or thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company, the Lessee, the Guarantor, any Affiliate of either thereof, or any officer thereof, contained in this Agreement or in any Operative Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection herewith or therewith, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Operative Documents, or for any failure of the Company, the Lessee, the Guarantor or any other party to any Operative Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any Operative Document, or to inspect the properties, books or records of the Company, the Lessee, or any Affiliate of either thereof.

Section 10.04. Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any Operative Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the

Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Operative Document in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b)          For purposes of determining compliance with the conditions specified in Section 5.01 hereof, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders.

Section 10.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender, the Company or the Lessee referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Potential Default or Event of Default as may be requested by the Majority Lenders in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 10.06. Credit Decision. Each Lender acknowledges that none of the Administrative Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Company or the Lessee, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company, the Lessee and the Guarantor, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the Operative Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company, the Lessee or the Guarantor. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company, the Lessee or the Guarantor which may come into the possession of any of the Administrative Agent-Related Persons.

Section 10.07. Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company, the Lessee or the Guarantor and without limiting the obligation of the Company, the Lessee or the Guarantor to do so), ratably in accordance with their respective Commitment Percentage, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Administrative Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any Operative Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company, the Lessee or the Guarantor. The undertaking in this Section 10.07 shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

Section 10.08. Administrative Agent in Individual Capacity. The Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company, the Lessee and their respective Subsidiaries and Affiliates as though it were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding the Company, the Lessee, the Guarantor or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Company, the Lessee or the Guarantor) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" may include Credit Lyonnais New York Branch in its individual capacity.

Section 10.09. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) days' notice to the Lenders and the Company. If the Administrative Agent resigns under this Agreement, the Majority Lenders shall appoint a successor administrative agent for the Lenders. Provided no Event of Default has occurred and is continuing, the Lessee and the Company shall have the right to consent to any such appointment, which consent shall not be unreasonably withheld, conditioned or delayed. If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article X and Section 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor administrative agent as provided for above.

Section 10.10. [RESERVED]

Section 10.11. Collateral Matters. (a) The Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Security Documents.

(b)          The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations known to the Administrative Agent and payable under this Agreement or any Operative Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Company owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Company under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Company to be renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Majority Lenders or all the Lenders, as the case may be, as provided in Section 11.03 hereof. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section 10.11(b), provided that the absence of any such confirmation for whatever reason shall not affect the Administrative Agent's rights under this Section 10.11.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01. Replacement of Hannover Liquidity Purchasers. If a Hannover Liquidity Purchaser (i) does not, when requested pursuant to Section 2.11 hereof and in accordance with the applicable Hannover LAPA, consent to an extension of the Tranche A Maturity Date and/or Tranche B Maturity Date, as the case may be, (ii) is unable to make or maintain Eurodollar Loans pursuant to Section 3.02, (iii) no longer has an obligation to make Loans as Eurodollar Loans pursuant to Section 3.03, (iv) is subject to increased costs pursuant to Section 3.04, (v) is owed or reasonably anticipates being owed additional amounts pursuant to Section 3.06, (vi) has elected not to extend its Purchase Termination Date when requested pursuant to Section 4.08(a) hereof and in accordance with the applicable Hannover LAPA, or (vii) has its short-term debt ratings by any Rating Agency cease to be at least equal to both A-1 from S&P and P-1 from Moody’s under the applicable Hannover LAPA, unless prior to such date, such Hannover Liquidity Purchaser shall have assigned its rights and obligations hereunder to an eligible assignee pursuant to the requirements of the applicable Hannover LAPA or shall otherwise have made fronting or other arrangements acceptable to the Liquidity Agent and the relevant rating agencies, then in any such event the Company, at the direction of the Lessee, shall have the right, if no Event of Default has occurred and is continuing, to require the applicable Lender to instruct the applicable Liquidity Agent to exercise its right to replace such Hannover Liquidity Purchaser with another Qualified Financial Institution selected by the Company, at the direction of the Lessee, and reasonably acceptable to the Administrative Agent and the Liquidity Agent (the "Replacement Liquidity Purchaser"), provided that (A) the Replacement Liquidity Purchaser shall unconditionally offer in writing (with a copy to the Administrative Agent, the Liquidity Agent and the Company) to purchase all of the affected Hannover Liquidity Purchaser's rights and obligations under the applicable Hannover LAPA, if any, without recourse or expense to, or warranty by, the Hannover Liquidity Purchaser being replaced, for a purchase price equal to the outstanding amounts (including accrued interest) owing to the replaced Hannover Liquidity Purchaser, (B) the Replacement Liquidity Purchaser executes an Assignment of Liquidity Asset Purchase Commitment (as defined in the applicable Hannover LAPA) with respect to the rights and obligations being acquired by the Replacement Liquidity Purchaser, (C) the Replacement Liquidity Purchaser satisfies the requirements for assignability set forth in the applicable Hannover LAPA, and (D) the Replacement Liquidity Purchaser acknowledges and agrees to the terms and provisions of this Agreement by executing an instrument in form and substance satisfactory to the parties hereto. Notwithstanding anything to the contrary herein contained, if any event described in clauses (iii) and (iv) above affects Hannover Liquidity Purchasers representing 50% or more of the Purchase Commitments, no replacement shall be permitted hereunder. No Sponsor of Hannover may be replaced pursuant to the terms of this Section 11.01 unless and until the entire interest of Hannover in the Loans and under the Operative Documents shall have been transferred to a Qualified Financial Institution in accordance with Section 11.02 hereof.

Section 11.02. Assignment.

(a)          The Company may not assign its rights or obligations under this Agreement without the prior written consent of the other parties hereto, which consent may be given or withheld in the sole and absolute discretion of each such party. Any Lender may, in accordance with Applicable Law, and with the prior written consent of the Administrative Agent, the Company and the Lessee (which consents will not be unreasonably withheld), at any time assign to any Lender or to one or more Qualified Financial Institutions (each an "Assignee"), its rights and obligations under this Agreement pursuant to an Assignment Agreement between such Assignee and such transferor Lender, provided that (i) upon the occurrence and during the continuance of an Event of Default, any assignment by a Lender pursuant to this Section 11.02(a) shall not require the consent of the Company or the Lessee, (ii) any assignment to a Lender or an Affiliate of a Lender that is a Qualified Financial Institution shall not require the consent of the Company or the Lessee, and (iii) any partial assignment to an Assignee that is not an existing Lender shall be in a minimum amount of $10,000,000 in the case of Tranche A Loans, or such lesser amount as the Lender shall hold. Such Assignment

Agreement shall be executed by such Assignee and such transferor Lender and shall be delivered before the proposed effective date of such assignment to the Administrative Agent for acceptance by it, the Company and the Lessee (if required by the terms hereof) together with, except for an assignment pursuant to the last sentence of this Section 11.02 (a), an assignment fee of $3,500, which fee shall be payable to and retained by the Administrative Agent. Upon such execution, delivery, acceptance and consent, from and after the effective date specified in such Assignment Agreement, (x) the Assignee thereunder shall be a party hereto and, to the extent of the portion of the Commitment and Loans of the transferor Lender purchased by it, have the rights and obligations of a Lender hereunder and (y) the transferor Lender thereunder shall, to the extent of the portion of its Commitment and Loans so sold, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). On or prior to the effective date specified in such Assignment Agreement, the Company, at the expense of the transferor Lender, shall execute and deliver to the Administrative Agent, in exchange for the Notes previously delivered to such transferor Lender, new Notes to the order of such Assignee in an amount based upon the Commitment assumed by it pursuant to such Assignment Agreement and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in an amount based upon the Commitment retained by it hereunder. Each such new Note shall be dated the effective date of such assignment and shall otherwise be in the form of the Note replaced thereby. The Notes surrendered by the transferor Lender shall be promptly returned by the Administrative Agent to the Company. Subject to the foregoing, all provisions contained in this Agreement or any document or agreement referred to herein or relating hereto shall inure to the benefit of, and shall be binding upon, the Company, the Administrative Agent, the Lenders and their respective successors and permitted assigns. Notwithstanding anything to the contrary contained in this Agreement, any Lender may pledge, hypothecate or otherwise grant a security interest in all or any part of its rights hereunder or under its Notes to any Federal Reserve Bank; provided that no such pledge, hypothecation or grant shall relieve such Lender of any of its obligations under this Agreement.

(b)          Any Lender may from time to time change the Lending Office of such Lender at which the Loans are made or carried; provided that, unless an Event of Default has occurred and is continuing, if at the time of any change from one Lending Office to another the effect thereof would be to increase any amount payable by the Company under this Agreement then such change shall not be made without the prior written consent of the Company and the Lessee unless such Lender agrees that neither the Company nor the Lessee shall be liable for such additional amount.

Section 11.03. Amendments and Waivers. Except as expressly provided elsewhere in this Agreement, any provision of this Agreement or any Operative Document may be amended or waived if, but only if, such amendment is signed by the Company and the Administrative Agent or, if either such party is not a party to such Operative Document, with its written consent and the waiver is in writing and is signed by the party granting the waiver, with the consent of and on behalf of the Majority Lenders; provided that no such amendment or waiver shall, unless signed by all the affected Lenders and/or Hannover Liquidity Purchasers, (i) increase the amount of any Commitment or the Commitment Percentage of any Lender or Hannover Liquidity Purchaser or subject any Lender or Hannover Liquidity Purchaser to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment, (iv) change the percentage of the aggregate Commitment Percentages which shall be required for the Lenders and/or Hannover Liquidity Purchasers or any of them to take any action under this Section 11.03 or any other provision of this Agreement, (v) amend this Section 11.03, (vi) release all or any substantial portion of the Collateral, (vii) change the definition of Tranche A Loan Commitment or Tranche B Loan Commitment or Section 2.01 hereof, (vii) reduce the amount or postpone the time fixed for the payment of any amount payable under the Agreement for Lease or the Lease (including, without limitation, purchase price, rent, additional rent and all other amounts of any kind whatsoever), (viii) impair the absolute and unconditional nature of the Lessee's obligations under the Agreement for Lease or the Lease, (ix) impair the absolute and unconditional nature of the Guarantor's obligations under the Guaranty, (x) amend or modify any yield protection or indemnity provision under the Operative Documents which inures to the benefit of the Lenders, (xi) amend Schedule II hereto, any defined term set forth thereon or any term or provision of any Operative Document used in the definition of any such defined term or (xii) amend or modify any provisions of the Shortfall Agreement. Notwithstanding the foregoing, the Administrative Agent may, from time to time, without the consent of any of the Lenders or Hannover Liquidity Purchasers, grant minor waivers of an administrative nature to the Company or the Lessee so long as such waivers would not have any material adverse effect upon the Lenders' and Hannover Liquidity Purchasers' rights and remedies under this Agreement or any of the Operative Documents. Any waiver made pursuant to the previous sentence shall be binding upon the Lenders and Hannover Liquidity Purchasers upon delivery of an executed or conformed copy of such waiver to the Lenders and Hannover Liquidity Purchasers.

Section 11.04. Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth below or such other address or telecopier number as such party may hereafter specify by notice to the other parties listed below.

If to the Administrative Agent:	Calyon New York Branch 1301 Avenue of the Americas New York, New York 10019 Attention: Martin C. Livingston Telecopier: 212-261-3421 Telephone: 212-261-7891
If to any Lender or Liquidity Purchaser:	at the address set forth on Schedule VI hereto or in the assignment pursuant to which such Lender or Liquidity Purchaser became a party hereto
If to the Company:	Wygen Funding, Limited Partnership c/o ML Leasing Equipment Corp. Four World Financial Center New York, NY 10080 Attention: Natalya Anbinder Telecopier: (212) 449-4246 Telephone: (212) 449-7113
with copies to:	ML Leasing Equipment Corp. Four World Financial Center New York, NY 10080 Attention: Natalya Anbinder Telecopier: (212) 449-4246 Telephone: (212) 449-7113 and The Lessee at the address provided below.
If to the Lessee:	Black Hills Wyoming, Inc. 625 Ninth Street Rapid City, South Dakota 57709 Attention: Garner Anderson Telecopier: (605) 721-2597 Telephone: (605) 721-2311

Each such notice, request or other communication shall be effective (i) if given by telecopier or other form of facsimile transmission, when transmitted in legible form by facsimile (provided that any such notice transmitted by facsimile by the Company shall be followed promptly by delivery of a hard copy thereof by hand delivery U.S. mail or overnight courier), (ii) if given by overnight courier, one Business Day after delivery to a materially recognized courier service specifying overnight delivery, such notice is delivered for overnight (next-day) delivery or (iii) if given by U.S. mail on the third Business Day after the date deposited, postage prepaid, in the U.S. mail.

Section 11.05. General Indemnification.

(a)          Expenses, Indemnification. The Company agrees to pay all reasonable out-of-pocket costs and expenses, including reasonable Attorney Costs, incurred by the Administrative Agent in connection with (i) the preparation, execution and delivery of this Agreement and the Operative Documents and any amendments and waivers hereof or thereof, (ii) the administration of this Agreement and the Operative Documents, (iii) the filing of financing statements, (iv) the recording of any Mortgage and (v) the defense of any security interest granted to the Collateral Agent by the Company. The Company also agrees to pay all out-of-pocket costs and expenses, including Attorney Costs, incurred by the Administrative Agent, each Lender and each Hannover Liquidity Purchaser in connection with the enforcement of this Agreement or any of the Operative Documents and the collection of any amounts owing hereunder or thereunder. In addition, the Company will indemnify each Indemnitee on an After Tax Basis, against, and within five (5) days after demand therefor reimburse any Indemnitee for, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any Indemnitee in any way relating to or arising out of this Agreement or any Operative Document or the transactions contemplated hereby or thereby, including without limitation, any and all matters described in Section 12 of the Agreement for Lease and Section 11 of the Lease (collectively, "Indemnified Liabilities"); provided, however, that to the extent any claim relates to a matter which is the subject of the indemnity provisions of Section 12 of the Agreement for Lease or Section 11 of the Lease, the Indemnitees' rights to indemnification hereunder will be, to the extent applicable, subject to the same exclusions set forth in Section 12 of the Agreement for Lease or Section 11 of the Lease; provided, further, that the Company shall not be liable to an Indemnitee for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of any Indemnitee. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 11.05 shall survive the termination of this Agreement.

(b)          Taxes. (1)  Any and all payments to or for the benefit of the Lenders or the Hannover Liquidity Purchasers (including payments of principal and interest under the Notes), and the Administrative Agent shall be made free and clear of and without deduction for any and all present or future Taxes. If the Company, the Administrative Agent, Hannover or any other Person (each an "Applicable Payor") shall be required by Law to deduct any such Taxes from or in respect of any amounts payable under this Agreement or any other related document to or for the benefit of a Lender, a Hannover Liquidity Purchaser or Hannover (each an "Applicable Payee"), (A) the amounts payable by such Applicable Payor (as interest or otherwise) shall be increased by the amount necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 11.05(b)), the Applicable Payee shall receive an amount equal to the sum it would have received had no such deductions been made (provided that the Applicable Payor shall not be required to pay such increase until the Applicable Payee has delivered the items specified in clause (6) below (and it has been passed on to the Company), to the extent applicable) (B) the Applicable Payor shall make such deductions and (C) the Applicable Payor shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with all Applicable Laws. The Company will indemnify each Applicable Payor on an After-Tax Basis within five (5) days after demand for the full amount of any sums paid by such Applicable Payor pursuant to the second sentence of this Section 11.05(b)(1) and any liability the Applicable Payor may incur or be required to pay in connection with the provisions of this Section 11.05(b)(1). In no event shall the Company be required to pay Taxes imposed on the overall net income of any Tax Indemnitee (and franchise taxes imposed in lieu of net income taxes) by the jurisdiction under the laws of which such Tax Indemnitee is organized (or its principal office with respect to its activities under this Agreement or the Operative Documents) or any political subdivision thereof and by the jurisdiction of any Lender's or Hannover Liquidity Purchaser's Applicable Lending Office or any political subdivision thereof, but only in the case of any Lender or Hannover Liquidity Purchaser to the extent that such Tax is determined solely on the basis that such Lender or Hannover Liquidity Purchaser, as the case may be, is a creditor entitled to receive only payments of principal, stated interest and stated original issue discount for such Tax purposes.

(2)	In addition, the Company agrees to pay all Other Taxes.

(3)          (i)  Except as otherwise provided in Section 11.05(b)(1), the Company shall indemnify and hold harmless each Tax Indemnitee on an After Tax Basis for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 11.05(b)) paid by such Tax Indemnitee or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such Tax Indemnitee shall give written notice to the Company within 30 days after such Tax Indemnitee has actual knowledge of the imposition of any Taxes or Other Taxes; provided that failure to so notify the Company shall not alter such Tax Indemnitee's rights under this Section 11.05(b) except to the extent such failure precludes or materially adversely affects the ability to conduct a contest of the indemnified Taxes. Payments by the Company pursuant to this indemnification shall be made within 30 days from the date such Tax Indemnitee makes written demand therefor (submitted through the Administrative Agent), which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof.

(ii)          With respect to any payment request made by any Tax Indemnitee pursuant to the Tax indemnity set forth in clause (i) above, if the Company shall request, such Tax Indemnitee shall in good faith contest the Governmental Authority's imposition of or the amount of any such requested amount, keep the Company reasonably informed in respect thereof and consult in good faith with the Company's counsel regarding such contest (provided that the decisions regarding what actions are to be taken shall be made by the Tax Indemnitee in its sole judgment), and shall not compromise or otherwise settle such contest without the Company's consent; provided that such Tax Indemnitee may in its sole discretion select the forum for such contest and determine whether any such contest shall be by resisting payment of such amount, by paying such amount under protest or by paying such amount and seeking a refund thereof; provided, further, that such Tax Indemnitee shall not be required to contest any claim unless (x) after request by such Tax Indemnitee, the Company has delivered to such Tax Indemnitee an opinion of independent tax counsel selected by such Tax Indemnitee and reasonably acceptable to the Company to the effect that a reasonable basis exists to contest such claim, (y) such Tax Indemnitee shall have received from the Company, in such form as such Tax Indemnitee shall deem satisfactory, indemnification for any and all actual or anticipated liability, loss, cost or expense arising out of or relating to such amount or the contest thereof, including, but not limited to, all legal and accountants' fees and expenses, penalties, interest and additions to Taxes or Other Taxes, and (z) if the contest shall be conducted in a manner requiring the payment of all or part of such amount, the Company shall have paid the amount required.

(4)          Within 30 days after the date of any payment of Taxes or Other Taxes by the Company, the Company shall furnish to the Administrative Agent, at its address referred to in Section 11.04 hereof, the original or a certified copy of a receipt evidencing payment thereof. The Company shall compensate each Tax Indemnitee to the extent that such Tax Indemnitee is required to pay any Taxes or Other Taxes as a result of any failure by the Company to so furnish such copy of such receipt.

(5)          Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Section 11.05 shall survive the satisfaction in full of the Obligations.

(6)          Each Lender and Hannover Liquidity Purchaser agrees that it will deliver to the Administrative Agent and the Company either (A) a letter stating that it is incorporated under the laws of the United States of America or a state thereof or (B) if it is not so incorporated, two duly completed copies of United States Internal Revenue Service Form W8 BEN or Form W8 ECI or successor applicable form, as the case may be, certifying in each case that such Lender or Hannover Liquidity Purchaser, as the case may be, is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If a Lender or Hannover Liquidity Purchaser delivers to the Company and the Administrative Agent a Form W8 BEN or Form W8 ECI pursuant to the immediately preceding sentence, it shall deliver to the Company and the Administrative Agent two further copies of such Form, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company, and such extensions or renewals thereof as may reasonably be requested by the Company, certifying that such Lender or Hannover Liquidity Purchaser is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Lender or Hannover Liquidity Purchaser from duly completing and delivering any such form with respect to it and such Lender or Hannover Liquidity Purchaser advises the Company that it is not capable of receiving payments without any deduction or withholding of United States federal income tax; provided that a Lender or Hannover Liquidity Purchaser shall be required to notify the Company in writing of its inability to receive payments without any deduction or withholding promptly after the date such Lender or Hannover Liquidity Purchaser obtains knowledge of an event requiring withholding of Tax on a payment made by the Company to such Lender or Hannover Liquidity Purchaser.

(7)          Notwithstanding the foregoing, if (i) any Lender or Hannover Liquidity Purchaser has previously delivered to the Company and the Administrative Agent a Form W8 ECI or successor applicable form and (ii) by virtue of any action taken or not taken voluntarily by such Lender or Hannover Liquidity Purchaser, such Lender or Hannover Liquidity Purchaser is not lawfully entitled to deliver a subsequent Form W8 ECI or applicable successor form solely as a result of such Lender's or Hannover Liquidity Purchaser's failure to be engaged in the active conduct of a trade or business in the United States or a determination that all amounts to be paid to such Lender or Hannover Liquidity Purchaser hereunder are not effectively connected to such trade or business, the Company shall be under no obligation to compensate such Lender or Hannover Liquidity Purchaser with respect to any tax required to be paid or withheld under United States federal income tax law (which shall not constitute a "Tax" for purposes hereof) that would not have been required to be paid or withheld had such Lender or Hannover Liquidity Purchaser so delivered such Form W8 ECI or applicable successor form.

Section 11.06. Cumulative Rights: No Waiver. The rights, powers and remedies of the Administrative Agent and each Lender hereunder are cumulative and in addition to all rights, powers and remedies provided under any and all agreements between the Company and the Administrative Agent and each Lender relating hereto, at law, in equity or otherwise. Neither any delay nor any omission by the Administrative Agent or any Lender to exercise any right, power or remedy shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or any exercise of any other right, power or remedy.

Section 11.07. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same Agreement.

Section 11.08. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.09. Headings. The Article and Section headings in this Agreement are for convenience of reference only and shall not affect the interpretation hereof.

Section 11.10. GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 11.11. WAIVER OF JURY TRIAL. THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND EXPRESSLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ENFORCING OR DEFENDING RIGHTS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE COMPANY ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION 11.11 HAVE BEEN BARGAINED FOR AND THAT IT HAS BEEN REPRESENTED BY COUNSEL IN CONNECTION THEREWITH.

Section 11.12. CONSENT TO JURISDICTION. THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY: (I) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OPERATIVE DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF; (II) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME; (III) APPOINTS CT CORPORATION SYSTEM WHICH CURRENTLY MAINTAINS A NEW YORK CITY OFFICE AT 111 EIGHTH AVENUE, 13TH FLOOR, NEW YORK, NEW YORK, 10011, UNITED STATES, AS ITS AGENT TO RECEIVE SERVICE OF PROCESS AND AGREES, SO LONG AS THE COMPANY HAS ANY OBLIGATION UNDER THIS AGREEMENT OR THE OPERATIVE DOCUMENTS, THAT IT WILL MAINTAIN A DULY APPOINTED AGENT IN NEW YORK CITY FOR THE SERVICE OF SUCH PROCESS OR SUMMONS, AND FURTHER AGREES THAT IF IT FAILS TO MAINTAIN SUCH AN AGENT, ANY SUCH PROCESS OR SUMMONS MAY BE SERVED BY MAILING A COPY THEREOF BY REGISTERED MAIL, OR A FORM OF MAIL SUBSTANTIALLY EQUIVALENT THERETO, ADDRESSED TO IT AT ITS ADDRESS SET FORTH IN OR DESIGNATED PURSUANT TO SECTION 11.04 HEREIN, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING; AND (IV) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 11.13. No Recourse. The Company’s obligations hereunder are intended to be the obligations of the limited partnership and of the corporation which is the General Partner only and no recourse for the payment of any amount due under this Agreement, any Operative Document or any other agreement contemplated hereby, or for any claim based thereon or otherwise in respect thereof, shall be had against any limited partner of the Company or any incorporator, shareholder, officer, director or Affiliate, as such, past, present or future of the corporate General Partner or any corporate limited partner or of any successor corporation to such corporate General Partner or to any corporate limited partner of the Company, or against any direct or indirect parent corporation of such corporate General Partner or of any limited partner of the Company or any other Subsidiary or Affiliate or any such direct or indirect parent corporation or any incorporator, shareholder, officer or director, as such, past, present or future, of any such parent or other Subsidiary or Affiliate. Nothing contained in this Section 11.13 shall be construed to limit the exercise or enforcement, in accordance with the terms of this Agreement or any Operative Document referred to herein, of rights and remedies against the limited partnership or the corporate General Partner or the assets of the limited partnership or the corporate General Partner.

Section 11.14. Several Obligations, Remedies Independent. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender. The amounts payable by the Company at any time hereunder and under the Notes to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and its Notes, and it shall not be necessary for any other Lender or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

Section 11.15. No Proceedings and Excess Funds.

(a)          All parties hereto agree that they shall not institute against, or join any other person in instituting against Hannover any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing Commercial Paper note issued by Hannover is paid.

(b)          Hannover shall not be obligated to pay any amount pursuant to this Agreement unless Hannover has excess cash flow from operations or has received funds with respect to such obligation which may be used to make such payment and which funds or excess cash flow are not required to repay when due the Commercial Paper notes of Hannover. Any amount which Hannover does not pay pursuant to the operation of the preceding sentence shall not constitute a claim, as defined in Section 101(5) of the United States Bankruptcy Code, against Hannover for any such insufficiency unless and until Hannover does have excess cash flow or excess funds.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be duly executed as of the date first above written.

CALYON NEW YORK BRANCH,

as Collateral Agent and Administrative Agent

By:_________________________________
Name:
Title:
By:_________________________________
Name:
Title:

WYGEN FUNDING, LIMITED PARTNERSHIP

By:	WYGEN CAPITAL, INC.

as General Partner

By:________________________________
Name:
Title:

HANNOVER FUNDING COMPANY, LLC,

as Tranche A Lender and Tranche B Lender

By:	HANNOVER MEMBER, INC.

as Managing Member

By:	_____________________________
Name:

Title:

CALYON NEW YORK BRANCH,

as Tranche A Lender and Tranche B Lender

By:_______________________________
Name:
Title:
By:_______________________________
Name:
Title:

BAYERISCHE LENDESBANK, CAYMAN ISLANDS BRANCH,

as Tranche A Lender

By:	_________________________________
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION

as Tranche A Lender

By:	_________________________________
Name:
Title:

WELLS FARGO BANK, N.A.,

as Tranche A Lender

By:	_________________________________
Name:
Title:

NORDDEUTSCHE LANDESBANK GIROZENTRALE

as Tranche A Lender and Tranche B Lender

By:	_____________________________
Name:

Title:

By:	_____________________________
Name:

Title:

CONSENTED TO:

BLACK HILLS WYOMING, INC.,

as Lessee

By:__________________________

Name:
Title: